     As filed with the Securities and Exchange Commission on June 23, 1998
                                                      Registration No. 33-92274

================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                     --------------------------------------
                              (Name of Registrant)

            Texas                          5122                  76-041676
            -----                          ----                  ---------
  (State or jurisdiction of    (Primary Standard Industrial    (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                                   9101 Jameel
                              Houston, Texas 77040
                                 (713) 460-1976
               (Address including zip code, and telephone number,
                 including area code, of registrant's principal
                              executive offices)

                               David P. Bertrand
                                  9101 Jameel
                             Houston, Texas 77040
                                (713) 460-1976
      (Name, address, including zip code, and telephone number, including area code of agent for service)

                          Copies of communications to:

                             Robert M. Bearman, Esq.
                           Bearman Talesnick & Clowdus
                            Professional Corporation
                          1200 17th Street, Suite 2600
                             Denver, Colorado 80202
                            Telephone: (303) 572-6500
                            Facsimile: (303) 572-6511

        Approximate date of commencement of proposed sale to the public:
     As soon as practicable after effective date of Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, please check the following box. (x)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                  -----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                              CROSS REFERENCE SHEET


                        Item in Form S-1                                          Caption in Prospectus
                        ----------------                                          ---------------------
 1.      Forepart of the Registration Statement and Outside               Facing Page; Outside Front Cover Page
         Front Cover Page of Prospectus

 2.      Inside Front and Outside Back Cover Pages of                     Inside Front Cover Page
         Prospectus

 3.      Summary Information, Risk Factors and Ratio of                   Prospectus Summary; Risk Factors
         Earnings to Fixed Charges

 4.      Use of Proceeds                                                  Prospectus Summary; Use of Proceeds

 5.      Determination of Offering Price                                  Not Applicable

 6.      Dilution                                                         Dilution

 7.      Selling Security Holders                                         Not Applicable

 8.      Plan of Distribution                                             Cover Page

 9.      Description of Securities to be Registered                       Description of Securities

10.      Interests of Named Experts and Counsel                           Legal Matters; Experts

11.      Information with Respect to the Registrant                       The Company; Business; Legal Proceedings;
                                                                          Price Range of Securities; Selected
                                                                          Financial Data; Dividend Policy; Prospectus
                                                                          Summary; Management's Discussion and
                                                                          Analysis of Financial Condition and Results
                                                                          of Operations; Management; Principal
                                                                          Shareholders; Certain Transactions

12.      Disclosure of Commission Position on Indemnification             Not Applicable
         for Securities Act Liabilities

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1998
AMENDED PROSPECTUS
                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                         399,887 Shares of Common Stock

         Nutrition for Life International, Inc. (the "Company") offered 920,000 common stock purchase warrants (the "Warrants"), in a securities offering pursuant to a Prospectus dated July 10, 1995. As adjusted for a two-for-one stock split effective December 8, 1995, the holder of one Warrant is entitled to purchase one share of Common Stock at an exercise price of $3.75 per share.

         Prior to the date of this Amended Prospectus, 520,113 Warrants to purchase 520,113 shares of Common Stock have been exercised. Accordingly, this Amended Prospectus relates to the offering by the Company of 399,887 shares of Common Stock which may be acquired by exercise of 399,887 Warrants.

         In connection with the 1995 securities offering, the Company sold to Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc. and their designees, the Representatives of the Underwriters, for $100 options to purchase an aggregate of 160,000 shares of Common Stock (of which options to purchase 150,020 shares of Common Stock have been exercised) and 80,000 warrants to purchase 80,000 shares of Common Stock (of which warrants to purchase 27,024 shares of Common Stock have been exercised) (the "Representatives' Securities"). The Representatives' Securities are exercisable for a four-year period which commenced July 10, 1996 at $3.225 per share of Common Stock and at $.15 per warrant. The warrants have the same exercise price ($3.75) as the Warrants issued to the public. This Amended Prospectus also relates to the Representatives' Securities.

         The exercise period of the Warrants commenced on July 10, 1995 and has been extended until September 15, 1998. The Company may call the Warrants for redemption on 30 days prior written notice at a price of $.05 per Warrant within the term of the Warrants if the closing bid price of the Company's Common Stock exceeds the exercise price of the Warrants by at least 50% ($5.63) during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption and the Company has in effect a current registration statement. This Amended Prospectus is part of a current registration statement. The Company has not elected to call the Warrants for redemption, but may choose to do so in the future.

         The Company's Common Stock and Warrants are traded on the Nasdaq National Market under the symbols NFLI and NFLIW, respectively. On June 22, 1998, the closing prices of the Common Stock and Warrants were $6.75 per share and $3.00 per Warrant, respectively. See "Price Range of Securities."

                             --------------------

          FOR INFORMATION CONCERNING CERTAIN RISKS, SEE "RISK FACTORS".

                             --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================

                         PRICE TO PUBLIC     UNDERWRITING DISCOUNTS(1)    PROCEEDS TO COMPANY(1)(2)(3)
--------------------------------------------------------------------------------------------------------
Per Share..............       $   3.75               $  0.00                       $  3.75
--------------------------------------------------------------------------------------------------------

Total..................      $1,499,576              $  0.00                     $1,499,576
========================================================================================================

(1) This Offering is being conducted by the Company. No commissions will be paid in connection with the exercise of any of the Warrants.

(2) Before deducting offering expenses payable by the Company of approximately $50,000.

(3)  Assumes exercise of all Warrants, of which there is no assurance.

              The date of this Amended Prospectus is June ___, 1998

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS AMENDED PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. DELIVERY OF THIS AMENDED PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR TO THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS AMENDED PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH IT IS UNLAWFUL FOR SUCH PERSON MAKING SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission ("the Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 as well as at its offices at Northwestern Atrium Center, 500 W. Madison St., Ste. 1400, Chicago, Illinois 60661 and Seven World Trade Center, Ste. 1300,New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth St., N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Electronic filings are publicly available through the Commission's Web site (www.sec.gov).

         The Company intends to furnish its shareholders with annual reports, which will include audited financial statements.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Amended Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Statements herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the contract or other document filed as an exhibit to the Registration Statement. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth St., N.W., Room 1024, Washington, D.C. 20549.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This Amended Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Amended Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position and liquidity, the Company's operations and proposed operations, and other matters, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Amended Prospectus, including without limitation in conjunction with the forward-looking statements included in this Amended Prospectus. In addition to factors that may be described elsewhere in this Amended Prospectus, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as intended, anticipated, believed, estimated or expected or with respect to other forward-looking statements. The Company does not undertake to update these forward-looking statements.

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Throughout this Prospectus, Nutrition For Life International, Inc. and its predecessors are referred to collectively as the "Company". All information with respect to the Common Stock and per share amounts herein have been adjusted, unless otherwise indicated, to give effect to a three-for-five split of the Company's Common Stock effected in July 1995 and a two-for-one split of the Company's Common Stock effected in December 1995.


                                  THE COMPANY

         The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company has developed a network of approximately 88,000 distributors. The Company offers a product line of approximately 364 products in nine categories, including nutritional supplements, health foods, weight management items, skin care products, and other consumer products.

         The Company develops products that it believes will have market appeal to its distributors and their customers, and assists its distributors in building their own businesses. The Company assists its new distributors in starting their business without the normal start-up costs and other difficulties usually associated with new ventures. The Company provides product development, marketing aids, customer service, and essential record-keeping functions for its distributors. The Company also provides other support programs to the distributors including international teleconferencing calls, international and regional seminars, a proprietary "monthly" magazine, business training systems and a site on the Worldwide Web of the Internet (www.nutritionforlife.com).
                                                 ------------------------

         Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline". Distributors earn commissions on sales generated by the distributors in their downline as well as on the sales they generate directly.

         The Company's marketing program is designed to provide incentive for distributors to build an organization of recruited distributors in their downline to maximize their earning potential. The Company has experienced a substantial increase in the number of distributors. The number of distributors increased from approximately 37,800 on September 30, 1994 to approximately 88,000 on March 31, 1998. The Company's continued growth depends to a significant degree on its ability to retain and motivate its existing distributors and to attract new distributors.

         In 1996 the Company's marketing program became the subject of regulatory scrutiny and the Company was named as a defendant in class action lawsuits. These matters have had a material effect on the Company's operations and financial condition and could materially impact the Company in the future. See "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings".

         The Company purchases most of its products directly from manufacturers and sells them to its independent distributors located in all 50 states, the District of Columbia, Canada, the United Kingdom, the Republic of Ireland, the Republic of Philippines, Guam and Puerto Rico.

         The Company intends to pursue its business strategy of increasing sales and profitability by (1) attracting and retaining distributors to its network marketing system; (2) increasing product sales; (3) expanding its marketing activities into new international markets; and (4) adding complimentary services. The Company also intends to pursue potential opportunities for growth through mergers and acquisitions of complementary businesses.

         The Company's offices are located at 9101 Jameel Street, Houston, Texas 77040. Its telephone number is (713) 460-1976.

                                  THE OFFERING

Securities offered...........................................   Common Stock, $.01 par value

Exercise Price Per Warrant...... ............................   $3.75

Common Stock outstanding prior to the
Offering ....................................................   5,882,306 shares

Common Stock outstanding after the
Offering (1).................................................   6,282,193 shares

Use of proceeds..............................................   For general corporate purposes and working capital

NASDAQ Symbols:

            Common Stock ....................................   NFLI

            Warrants ........................................   NFLIW

------

(1) Assuming the exercise of all outstanding Warrants. Does not include shares of Common Stock issuable upon exercise of the Representatives' Securities and options issued or reserved for issuance by the Company. See "Management", "Description of Securities" and "Financial Statements".

                            SUMMARY FINANCIAL DATA
          (In thousands, except per share amounts and Operating Data)

                                                        Years Ended                          Six Months Ended
                                                       September 30,                             March 31,
                                                       -------------                             ---------

Statements of Operations Data:            1997             1996             1995              1998           1997
                                          ----             ----             ----              ----           ----

                                                                                                  (unaudited)
Net sales...........................     $83,045          $97,404          $32,290          $35,963        $40,469

Gross profit........................      22,767           29,577            8,774           10,763         10,596

Operating income (loss).............      (3,276)          13,347            2,921              744         (5,843)

Net income (loss)...................      (1,981)           8,705            2,244              357         (3,770)

Earnings (loss) per share (1):

  Basic.............................        (.35)            1.61              .65              .06           (.68)

  Diluted...........................        (.35)            1.37              .51              .06           (.68)

Weighted average number of shares
outstanding(2):

  Basic.............................       5,622            5,408            3,437            5,797          5,570

  Diluted...........................       5,622            6,345            4,444            6,194          5,570

Operating Data:

  Number of distributors (3)........      88,500           87,400           57,300           88,000         93,900

  Average monthly sales per
  distributor (4)...................         $79             $112              $58              $68            $74

  Total products offered............         364              320              270              364            320

                                                                                           March 31,
                                                                                              1998
                                                                                              ----
                                                                                          (unaudited)
  Working capital..................                                                        $  8,864

  Total assets.....................                                                          26,690

  Total liabilities................                                                          10,599

  Stockholders' Equity.............                                                          16,091

   (1) Earnings (loss) per share are in some instances different from amounts previously reported by the Company primarily because of the application of the recently effective Statement of Financial Accounting Standards No. 128, Earnings Per Share.

   (2) The weighted average number of shares of Common Stock outstanding for each period presented has been calculated giving effect to a three-for-five stock split on July 10, 1995 and a two-for-one stock split on December 8, 1995, and after giving effect to dilutive stock options and warrants.

   (3) Includes "active" distributors only at the end of the period indicated. The Company regards distributors as "active" if they have purchased a minimum of $40 of products from the Company during the preceding twelve months.

   (4)   Computed using a simple average for the periods indicated.

                                 RISK FACTORS

         In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company, its business and this Offering before purchasing any of the Common Stock offered hereby.

RISKS RELATED TO THE COMPANY

      Recent Losses. Although the Company experienced rapid growth in sales and income during its fiscal years ended September 30, 1995 and 1996, it incurred a substantial loss in the fiscal year ended September 30, 1997. This loss was attributable primarily to accrual of expenses related to the settlement of class action lawsuits against the Company. However, the Company also experienced a decline in net sales as compared to the year ended September 30, 1996. In addition, the Company experienced significant increases in both cost of sales and marketing, distribution and administrative expenses as a percentage of net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has increased its infrastructure during its growth phase. Particularly in view of the Company's increased level of expenditures, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales.

      Distributor Network. The Company's products are distributed through an extensive network marketing system of distributors. Distributors are independent contractors who purchase products directly from the Company for resale and/or for their own use. Distributors typically market the Company's products on a part-time basis, and may engage in other business activities, including the sale of products offered by competitors of the Company. The Company has a large number of distributors, and a relatively small corporate staff to implement its marketing programs and provide motivational support. The Company's continued growth depends to a significant degree on its ability to retain and motivate its existing distributors and to attract new distributors by continuing to offer new products and new marketing programs.

      Regulatory Scrutiny and Legal Proceedings. The Company's network marketing system is subject to governmental laws and regulations generally directed at ensuring that product sales are made to consumers of the products and that compensation and advancement within the marketing organization is based on sales of products rather than investment in the organization. These laws and regulations include the federal securities laws, matters administered by the Federal Trade Commission and various state anti-pyramid and business opportunity laws. Although the Company believes that it is in compliance with all such laws and regulations, the Company remains subject to the risk that, in one or more of its present or future markets, its marketing system or the conduct of certain distributors could be found not to be in compliance with applicable laws or regulations. Failure by the Company or significant distributors to comply with these laws and regulations could have an adverse material effect on the Company in a particular market or in general.

      To become a distributor of the Company, a person must be sponsored by an existing distributor, sign the official Distributor Agreement, and purchase a "distributor success kit" from the Company, which is currently priced at $49. The Company's distributors earn the right to receive commissions upon obtaining the level of "executive." Executive level distributors may earn commissions on sales generated by other distributors in their downline organization. There are four ways for a distributor to meet the requirement to become an executive, which can be met the same day he or she enrolls as a distributor or over an extended period of time at the election of the distributor. The Company previously used the terminology of "Instant Executive Program" to reference the qualifications for becoming an executive distributor on an accelerated basis. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key independent distributor, and his marketing organization, was the subject of legal and regulatory scrutiny.

      In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau and Jules Leib, People v. Trudeau (the "Illinois Suit") alleging violations of
                -----------------
the Illinois Consumer Fraud and Deceptive Practices Act and the Illinois Business Opportunities Sales Law of 1995 by, among other things, operating a "pyramid sales scheme." Mr. Leib works with Mr. Trudeau. In addition, the Secretary of State of the State of Illinois issued to Mr. Trudeau and the Trudeau Marketing Group a Summary Order to Cease and Desist prohibiting them from offering or selling "business opportunities" in the State of Illinois. Generally, a "business opportunity" is an agreement involving sales of products or services enabling the purchaser to start a business when the purchaser is required to pay more than $500. Many other states have "business opportunity" statutes. See "Business-Distribution and Marketing" for further information regarding Mr. Trudeau.

      The Company was not named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Illinois Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by purchasing at least $1,000 in qualifying products and by joining the Order Assurance Program and Master Developer Series. Under the AVC, the Company may maintain its same executive level qualifications, but to aid clarification, it will no longer use the "Instant Executive" designation. The Company entered into similar agreements with the States of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey and Pennsylvania. The effect of the implementation of the measures in the AVC, including the requirement that executive distributors must make at least five retail sales in a month, and of any agreements the Company may make with other states, is uncertain. Implementation of these agreements may be expensive and could make the program less attractive to distributors. These factors could impact the Company's future operating results. Moreover, because the Company does not have substantial experience operating under these agreements, there may be other consequences which are not presently ascertainable and which could adversely affect the Company.

      The Company has been informed that in July 1996, Mr. Trudeau signed a consent decree resolving the lawsuit with the Illinois Attorney General and entered into a settlement agreement with the Illinois Secretary of State resolving the Cease and Desist Order. Among other things, Mr. Trudeau has agreed to abide by all applicable provisions of the AVC entered into between the Company and the Illinois Attorney General. The Company has also been informed that Mr. Leib entered an Assurance of Voluntary Compliance with the Illinois Attorney General.

      In April 1996, the Company received notice from the Securities and Exchange Commission of a formal order of private investigation into possible violations by the Company of the federal securities laws. In December 1996 the Company received a letter from the Securities and Exchange Commission notifying the Company that the staff inquiry had been terminated and that no enforcement action had been recommended at that time to the Commission.

      In 1996 class action lawsuits were commenced against the Company alleging, among other things, that the Company's distributor compensation program constituted an illegal "pyramid scheme." In 1997, the Company entered into settlement agreements. The pendancy and settlement of these actions had a material adverse effect upon the Company's operations and financial condition. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings."

      The Company does not believe that the manner in which it markets its products constitutes a "pyramid scheme" or a "security." The only financial requirement to become a distributor is to purchase a "distributor success kit" which is currently priced at a nominal charge of $49. The Company does not pay a fee or other compensation to distributors as direct remuneration for enrolling distributors in their "downline" and the Company encourages all distributors to retail their products to consumers who are not Company executives. In addition, the Company does not pay a fee or other compensation to distributors for sales of product to their downline, thus, all product purchases are to be consumed by the distributor or sold to the ultimate consumer. The Company believes that the efforts it has undertaken with the Illinois Attorney General and regulatory authorities in other states, which culminated in the AVC in Illinois and elsewhere, will assist the Company in complying with government laws and regulations in the future. Nonetheless, there can be no assurance that the appropriate authorities in any states will not initiate court proceedings against the Company for violation of applicable laws. Furthermore, there can be no assurances that the Company will not be subject to other lawsuits from other governmental authorities or private parties in state or federal court. Any such actions could have a material adverse effect upon the Company.

      Negative Media and Other Reports. The Company's ability to continue its growth is dependent upon the Company's success in retaining and motivating its existing distributors and in attracting new distributors. A significant part of the Company's recent growth is attributable to the efforts of Kevin Trudeau and his marketing organization (collectively referred to as "Trudeau"). Effective October 24, 1997, the Company entered into an agreement with Mr. Trudeau providing for the exclusive use of Mr. Trudeau's service in the network marketing industry. See "Business-Distribution and Marketing".

      Mr. Trudeau has twice been convicted of criminal charges during the past 10 years. See "Distribution and Marketing" above for biographical information concerning Mr. Trudeau and the exclusive services agreement with Mr. Trudeau. Mr. Trudeau's criminal past was highlighted in an article which appeared in The
                                                                            ---
Wall Street Journal on January 19, 1996. The author of the article also
-------------------
questioned the legality of Trudeau's marketing practices and, in particular, the recruitment of executive level distributors. Similar negative reports were published on the same day by Bloomberg, a news wire service, and by cable television station CNBC. Other negative media reports occurred subsequently.

      The Company believes that the negative reports in the financial media had a negative impact on its retention and recruitment of distributors. It is presently unknown whether there will be negative reports or adverse legal developments in the future, but if that occurred, distributor recruitment and/or retention could suffer and there could be an adverse effect on the Company's future sales. Moreover, even if the Company's operating results were unaffected, the negative media coverage could adversely impact the price of the Common Stock.

      In addition, an individual who several years ago was associated with, and a major shareholder of a predecessor of the Company, has embarked on a campaign to discredit and harm the Company and Mr. Trudeau. He has published negative statements on the Internet and elsewhere regarding the Company and Mr. Trudeau and has contacted various regulatory agencies to complain about the Company and Mr. Trudeau. In separate actions, the Company and Mr. Trudeau brought defamation lawsuits against this individual. The Company was awarded a default judgment and Mr. Trudeau was awarded damages of $10 million. This individual subsequently filed for bankruptcy, and the Company has determined not to pursue a claim against him for money damages. Nonetheless, there is a risk that this individual and/or others may engage in actions which would damage the reputation of the Company and adversely affect the Company's operations.

      Statements and Other Actions by Distributors. The Company's distributors are required to sign the Company's official Distributor Agreement which requires them to abide by the Company's policies. Nonetheless, in certain instances distributors have created promotional material which does not accurately describe the Company's marketing program or may have made statements regarding potential earnings or other matters not in accordance with the Company's policies. Although the Company was not sued by regulatory authorities, such actions lead to increased regulatory scrutiny as described above. In order to assure itself that its policies and practices and those of its independent distributors conform to law and fairly protect the interests of consumers, the Company entered into an AVC with the State of Illinois and similar agreements with several other states. Among other things, the Company agreed in the AVC to more carefully monitor against misdescriptions by distributors of the Company's executive compensation plan. The Company has approximately 88,000 distributors. Although the Company has increased its efforts to monitor its distributors' statements and activities, there can be no assurance that the Company will not be subject to additional regulatory scrutiny and potential claims. In addition, distributors, including key distributors such as Kevin Trudeau, could make predictive statements about the Company's operations or other unauthorized remarks regarding the Company which the Company may be unable to control. Mr. Trudeau and other distributors are not authorized to make such statements on behalf of the Company. Nonetheless, statements or actions by Mr. Trudeau or other distributors could also adversely affect the Company.

      Product Competition; Competition for Distributors. The business of distributing and marketing vitamins and minerals, personal care items, weight management items, and other products offered by the Company is highly competitive. Numerous manufacturers, distributors and retailers compete actively for consumers. Many of the

Company's competitors are substantially larger than the Company and have greater financial resources. The market is highly sensitive to the introduction of new products or weight management plans that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products.

      The Company is subject to significant competition from other marketing organizations for the recruitment of distributors. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors. Since the last quarter of the fiscal year ended September 30, 1995, one executive level distributor, Kevin Trudeau and his marketing organization, made a significant contribution to the growth of the Company. In October 1997, the Company entered into a long-term agreement with Mr. Trudeau in which he has agreed not to engage in networking activities other than through the Company. However, he is not restricted from engaging in other business activities and he is not expected to devote his full business time to matters related to the Company. See "Business-Distribution and Marketing." There can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.

      Dependence on Key Personnel. The Company's future success depends on the continued availability of certain key management personnel, including David P. Bertrand and Jana Mitcham, founders, officers and directors of the Company. The Company has obtained "key man" insurance on the lives of Mr. Bertrand and Ms. Mitcham with benefit amounts to the Company of $1,060,000 and $660,000, respectively. The Company's continued growth and profitability also depends on its ability to attract and retain other management personnel.

      Family Relationships. At March 31, 1998, the Company employed approximately 230 persons. Of these 230 persons, 11 persons have a family relationship, through birth or marriage, with either David P. Bertrand or Jana Mitcham, executive officers of the Company. The Company's management believes that all of the Company's employees have been employed by the Company on the basis of their qualifications, and that their retention by, and advancement within, the Company has been, and will continue to be, determined by their individual performances as an employee of the Company, and not due to any family relationship. Nonetheless, due to the large number of family relationships, the potential for conflicts of interest could be significant.

      Government Regulations. The manufacturing, processing, formulation, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by federal, state and foreign agencies, including the United States Food and Drug Administration (the "FDA"), the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. Among other matters, such regulation is concerned with health claims made with respect to a product that assert the healing or nutritional value of such product. Such agencies have a variety of remedies and processes available to them, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labels or advertising, requiring consumer redress (for example, by requiring that a Company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizure, imposing civil penalties, or commencing criminal prosecution.

      In November 1991, the FDA issued proposed regulations designed to, among other things, amend its food labeling regulations. The proposed regulations met with substantial opposition. In October 1994 the "Dietary Supplement Health and Education Act of 1994" (the "Dietary Supplement Law') was enacted. The Dietary Supplement Law broadly regulates nutritional labeling requirements for dietary supplements. Final regulations were published September 23, 1997. Provisions relating to FDA notification of product label claims considered "Statements of Nutritional Support" and provisions relating to new dietary ingredients became effective October 23, 1997. Regulations specifying product label content will become effective March 23, 1999. The Company cannot determine what effect FDA regulations will have on its business in the future. Such regulations may, among other things, require expanded or different labeling, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. In addition, negative publicity associated with a regulatory inquiry regarding products sold by the Company may adversely affect the Company. There can be no assurance that the regulatory environment in which the Company operates will not change or that such regulatory environment, or any specific action taken against the Company, will not result in a material adverse effect on the Company's business, financial condition or results of operations. The Company cannot also predict whether new legislation regulating its activities will be enacted, which new legislation could have a material adverse effect on the Company. See "Business-Government Regulations."

      Expansion Into Foreign Markets. Although the Company intends to continue to expand into foreign markets, there can be no assurance that the Company can open markets on a timely basis or that such new markets will prove to be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of recent start-up expenditures and increased operating costs associated with expansion into the United Kingdom and the Republic of Philippines. Significant regulation and legal barriers must be overcome before marketing can begin in any foreign market. Also, before marketing has commenced, it is difficult to assess the extent to which the Company's products and sales techniques will be successful in any given country. In addition to significant regulatory barriers, the Company may also expect problems related to entering new markets with different cultural bases and legal systems from those encountered in the past. See "Business-Markets." Moreover, expansion of the Company's operations into new markets entails substantial working capital and capital requirements associated with regulatory compliance.

      Effect of Exchange Rate Fluctuations. The Company has commenced efforts to expand its marketing organization in foreign countries. As a result, exchange rate fluctuations may have a significant effect on its sales and the Company's gross margins. Further, if exchange rates fluctuate dramatically, it may become uneconomical for the Company to establish or continue activities in certain countries.

      No Firm Contracts with Suppliers or Manufacturers. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. A substantial portion of the products purchased by the Company in the past three fiscal years have been supplied by NION Laboratories ("NION"). See "Certain Transactions." The Company does not have long term supply agreements with NION or any other vendor. Accordingly, there is a risk that any of the Company's suppliers or manufacturers could discontinue selling their products to the Company for any reason. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the products, with a resulting financial loss to the Company.

      Product Liabilities. Although the Company does not engage in the manufacture of any of the products it markets and distributes, the Company could be exposed to product liability claims. The Company has not had any such claims to date. Although the Company maintains product liability insurance which it believes to be adequate for its needs, there can be no assurance that the Company will not be subject to claims in the future or that its insurance coverage will be adequate.

      Dividends. The Company declared an initial cash dividend of $.02 per share of Common Stock in September 1996, and has since paid dividends quarterly. Although it is the Company's present intent to declare dividends on a quarterly basis, the determination of whether to pay dividends will be made by the Board of Directors and will depend on many factors. See "Dividend Policy."


RISKS OF THE OFFERING

         Control by Principal Shareholders. Following completion of this offering, the Company's officers and directors and their affiliates will beneficially own approximately 25% of the then issued and outstanding shares of Common Stock. There are no cumulative voting rights under the Company's Articles of Incorporation and, therefore, these shareholders could possess the ability to elect all of the directors of the Company, to increase its authorized capital, to dissolve or merge the Company or to sell its assets and generally to exert substantial control over the business and operations of the Company. See "Principal Shareholders" and "Description of Securities".

         Shares Eligible For Future Sale. Upon completion of this offering, the Company will have 6,282,193 shares of Common Stock outstanding. The shares issued in this offering and the shares previously outstanding will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act.

         The Company's officers and directors and their affiliates own beneficially 1,628,542 shares of Common Stock, of which 1,235,742 shares are currently eligible for sale in the public market pursuant to Rule 144. Sales by these persons may have a depressive effect on the market price of the Common Stock.

         Inability to Exercise Warrants. It is possible that the Warrants could be acquired by persons residing in jurisdictions where the Company is unable to qualify the shares underlying the Warrants for issuance upon exercise. Warrant holders residing in such jurisdictions would have to sell their Warrants or they would be called for redemption. Also, it is possible the Company may be unable, for unforeseen reasons, to cause the registration statement of which this Amended Prospectus is a part, to remain current. If a current registration statement is not in effect, the Warrants cannot be exercised. If that occurred, the Company would extend the period for redemption so that holders of the Warrants would be permitted a minimum period of 30 days to exercise the Warrants.

         Potential Redemption of the Warrants. The Company may call all of the Warrants for redemption at a redemption price of $.05 per Warrant on 30 days' prior written notice within the term of the Warrants if the closing bid price of the Common Stock exceeds the exercise price by at least 50% ($5.63) during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption and the Company has in effect a current registration statement. If the Company determines to redeem the Warrants, holders of Warrants could either exercise their warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. See "Description of Securities - Warrants".

         Regulation M. Pursuant to Regulation M promulgated under the Securities Exchange Act of 1934, as amended, certain persons must refrain from purchasing and other market making activities during a distribution of securities. The provisions of Regulation M may impact the liquidity of the market for the Company's securities if, as contemplated, certain holders of the Representatives' Securities acquire Common Stock pursuant to this Prospectus. These brokerage firms may need to suspend any then existing market making activities during the period when their affiliates are effecting sales of Common Stock.

         Shares Available for Issuance, Possible Adverse Impact of Issuance of Preferred Stock. The Company is authorized to issue 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. A total of 6,282,193 shares of Common Stock will be issued and outstanding immediately after the offering. Therefore, a substantial number of authorized shares of Common Stock will be available for issuance. These shares may be issued at the discretion of the Board of Directors of the Company in accordance with the Texas Business Corporation Act (the "TBCA"). Unless otherwise required by the TBCA, as in the case of certain extraordinary actions, shareholder approval will not be required for the issuance of additional shares of Common Stock.

         The Company has available for issuance 1,000,000 shares of Preferred Stock. There are currently no shares of Preferred Stock outstanding. Shares of Preferred Stock may be issued by the Company in the future without shareholder approval and upon such terms as the Company's Board of Directors may determine. The rights of the holders of Common Stock will be subject to and may be affected adversely by the rights of holders of any Preferred Stock that may be issued in the future. The availability of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a third party from acquiring control of the Common Stock. The Company has no plans to issue any shares of Preferred Stock. See "Description of Securities - Preferred Stock".

         Dilution. Purchasers of Common Stock in the offering will suffer immediate dilution of $0.95 per share or 25.3% in the net tangible book value of their investment. See "Dilution".

                                   THE COMPANY

         The Company is a Texas corporation organized in September 1993 to be the surviving corporation of the merger (the "Merger") of the Company and its predecessors, Nutrition Express Corporation of Colorado, Inc. ("NEC-Colorado") and Nutrition Express Corporation of Utah, Inc. ("NEC-Utah"). The Merger was effected in June 1994.

         The Company's offices are located at 9101 Jameel Street, Houston, Texas 77040. Its telephone number is (713) 460-1976.


                                 USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the 399,887 shares of Common Stock being offered by the Company are estimated to be $1,449,576. Net proceeds of the offering will be used for general corporate purposes and working capital. Pending these uses, the net proceeds of this offering will be invested in short-term, interest bearing, investment grade securities, including government obligations or other money market instruments.


                                    DILUTION

         The net tangible book value of the Company at March 31, 1998 was $16,002,350 or $2.74 per share. Net tangible book value per share represents the total net tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into effect any other changes in the net tangible book value after March 31, 1998, other than to give effect to the sale by the Company of an additional 399,887 shares of Common Stock pursuant to exercise of Warrants (at the exercise price of $3.75 per share) and the receipt of net proceeds therefrom of $1,449,576, the net tangible book value of the Company at March 31, 1998 would have been $17,451,926 or $2.80 per share. This represents an immediate increase in the net tangible book value of $.06 per share to existing stockholders and an immediate dilution of $.95 per share to new investors. The following table illustrates this per share dilution:

         Public offering price per share of Common Stock......................................................$3.75

         Net tangible book value per share of Common Stock at March 31, 1998.........$2.74
          Increase per share of Common Stock attributable to purchase of
          399,887 Common Stock by Warrant holders in this offering.................... .06
                                                                                        --
         Net tangible book value per share of Common Stock at March 31, 1998, as adjusted to reflect this offering................................................................. 2.80
                                                                                                              -----
         Dilution per share of Common Stock to new investors in this offering.................................$ .95
                                                                                                              =====
         Dilution as a percentage of offering price...........................................................25.3%
                                                                                                              =====

                                 DIVIDEND POLICY

         The Company declared its first cash dividend on its Common Stock in September 1996, which dividend of $.02 per share was paid in October 1996. The Company has since continued to pay quarterly dividends of $.02 per share of Common Stock. The Company has declared a dividend of $.02 per share payable on July 9, 1998 to shareholders of record on June 25, 1998. The Company currently intends to declare dividends in this amount on a quarterly basis. However, the determination of the payment of dividends in the future will be within the discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and operating and financial condition of the Company, among other factors.


                            PRICE RANGE OF SECURITIES

      The Company's Common Stock is traded on the National Market System of The Nasdaq Stock Market under the symbol "NFLI". The quotations have been adjusted to give effect to a two-for-one split of the Common Stock effected on December 8, 1995.

      In connection with a public offering in July 1995 the Company issued warrants to purchase Common Stock (the "Warrants"). The Warrants are traded on the National Market System of The Nasdaq Stock Market under the symbol "NFLIW." The holder of one Warrant is entitled to purchase one share of Common Stock at $3.75 per share until September 15, 1998, unless earlier redeemed by the Company.


                                                                  Common Stock                 Warrants
                                                                  ------------                 --------
Quarter Ended                                                 High           Low          High          Low
-------------                                                 ----           ---          ----          ---
Fiscal 1996
-----------
December 31, 1995 ..................................        $   24.00     $    8.63     $   20.13     $    5.00
March 31, 1996 .....................................            35.00         16.75         31.50         13.00
June 30, 1996 ......................................            23.00          8.50         19.25          5.00
September 30, 1996 .................................            17.75          9.50         14.25          6.50
Fiscal 1997
-----------
December 31, 1996 ..................................            17.50         11.00         14.00          8.25
March 31, 1997 .....................................            13.25          7.00          9.38          4.00
June 30, 1997 ......................................            10.50          7.50          6.63          3.75
September 30, 1997 .................................            10.75          6.00          6.88          2.00
Fiscal 1998
-----------
December 31, 1997 ..................................             8.00          4.50          4.00          1.50
March 31, 1998 .....................................             6.44          4.94          2.75          1.56
June 30, 1998 (through June 22, 1998) ..............             8.50          5.75          5.13          2.00


      On June 22, 1998, the closing prices of the Common Stock and Warrants were $6.75 per share and $3.00 per Warrant, respectively. As of June 11, 1998, there were 1,450 record holders of Common Stock.

                            SELECTED FINANCIAL DATA

         The selected financial data presented below for each year in the five-year period ended September 30, 1997 have been derived from the audited financial statements of the Company. The data presented below should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                      YEARS ENDED SEPTEMBER 30,
                                                          (In thousands, except Per Share and Operating Data)
                                                          ---------------------------------------------------
                                                    1997         1996          1995         1994             1993
                                                    ----         ----          ----         ----             ----
Statements of operations
 Net sales.............                           $83,045       $97,404       $32,290      $17,583          $13,838
 Gross profit..........                            22,767        29,577         8,774        4,801            3,686
 Operating income   (loss)                        (3,276)        13,347         2,921          442              136
 Net income (loss).....                           (1,981)         8,705         2,244          250(5)            85
Earnings (loss) per share(1):
 Basic.................                             (.35)          1.61           .65          .09              .03
 Diluted...............                             (.35)          1.37           .51          .08              .03
Weighted average number of shares
outstanding(2):
 Basic.................                             5,622         5,408         3,437        2,825            2,846
 Diluted...............                             5,622         6,345         4,444        3,792            2,846
Operating data:
 Number of Distributors(3)                         88,500        87,400        57,300       37,800           29,500
 Average monthly
  sales per Distributor(4)                            $79          $112           $58          $44              $38
 Total products offered                               364           320           270          258              236
Balance Sheet Data:
 Working capital.......                            $9,570       $14,617        $6,082         $546             $181
 Total assets..........                            29,347        27,689        12,566        2,633            1,986
 Total long-term debt..                               760            61            --          650              650
 Total liabilities.....                            13,489        10,087         5,407        1,985            1,769
 Stockholders' equity..                            15,858        17,602         7,159          648              216

------------------

(1) Earnings (loss) per share are in some instances different from amounts previously reported by the Company primarily because of the application of the recently effective Statement of Financial Accounting Standards, No. 128, Earnings Per Share.

(2) The weighted average number of shares of Common Stock outstanding for each period presented has been calculated giving effect to a three-for-five stock split on July 10, 1995 and a two-for-one stock split on December 8, 1995, and after giving effect to dilutive stock options and warrants.

(3) Includes "active" distributors only at the end of the period indicated. The Company regards distributors as "active" if they have purchased a minimum of $40 of products from the Company during the preceding twelve months.

(4)      Computed using a simple average for the periods indicated.

(5)      Net income is net of a $181,243 preferred stock conversion expense.

                   SELECTED QUARTERLY FINANCIAL INFORMATION

                                 QUARTER ENDED

                                                     (In Thousands, except Per Share)
                                                     --------------------------------
                             December 31       March 31       June 30       September 30      Fiscal Year
                             -----------       --------       -------       ------------      -----------
  Fiscal 1997
Net sales .............         $ 19,269        $ 21,200      $ 22,600        $ 19,976           $ 83,045
Gross profit ..........            5,085           5,511         5,391           6,780             22,767
Operating income (loss)           (6,921)(2)       1,078           218           2,349(3)          (3,276)
Net income (loss)  ....           (4,496)            726           180           1,609             (1,981)
Earnings (loss) per
 Share(1):
  Basic .............              (0.81)            .13           .03             .28               (.35)
  Diluted ...........              (0.81)            .12           .03             .26               (.35)
Dividends per share ...              .02             .02           .02             .02                .08

  Fiscal 1996
Net sales .............           21,263          30,315        26,281          19,545             97,404
Gross profit ..........            6,770           9,677         8,240           4,890             29,577
Operating income ......            3,869           5,561         3,284             633(4)          13,347
Net income ............            2,553           3,642         1,877             633              8,705
Earnings (loss) per
 Share(1):
  Basic .............                .49             .63           .34             .11               1.61
  Diluted ...........                .40             .57           .29             .10               1.37
Dividends per share ...              --              --            --              .02                .02

----------------

(1) Earnings (loss) per share are in some instances different from amounts previously reported by the Company primarily because of the application of the recently enacted Statement of Financial Accounting Standards No. 128, Earnings Per Share.

(2) Includes a $6,425,000 charge incurred and accrued for the settlement of class action lawsuits.

(3) Includes an $890,000 credit to recognize a reduction in the remaining estimated liability for the class action lawsuits.

(4) Includes a $782,000 charge for resolution of the state regulatory issues.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



RESULTS OF OPERATIONS - OVERVIEW

         The following table sets forth for the periods indicated the percentages which selected items in the Consolidated Statement of Operations bear to net sales:


                                                                                             Six Months Ended
                                                                                             ----------------
                                              Years Ended September 30,                           March 31,
                                              -------------------------                           ---------

                                         1997          1996             1995                1998           1997
                                         ----          ----             ----                ----           ----
Net Sales                               100.0%        100.0%           100.0%             100.0%          100.0%
Cost of sales                            72.6          69.6             72.8               70.1            73.8
                                         ----          ----             ----               ----            ----
Gross profit                             27.4          30.4             27.2               29.9            26.2
Operating expenses                       31.3          16.7             18.1               27.9            40.6
                                         ----          ----             ----               ----            ----
Income (loss) from operations            (3.9)         13.7              9.1                2.0           (14.4)
Other income (expense), net               1.0           0.6              0.3                0.6             0.6
                                          ---           ---              ---                ---             ---
Income (loss) before income
 tax expense (benefit)                   (2.9)         14.3              9.4                2.6           (13.8)
Income tax expense (benefit)             (0.5)          5.4              2.4                1.6            (4.5)
                                         -----          ---              ---                ---            -----
Net income (loss)                        (2.4)%         8.9%             7.0%               1.0%           (9.3)%
                                         ======         ====             ====               ====           ======

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

         Net sales for the six months ended March 31, 1998 decreased by $4,506,000 or 11.1% to $35,963,000 as compared to net sales of $40,469,000 for the six months ended March 31, 1997. At March 31, 1998, the Company had approximately 88,000 distributors as compared to approximately 87,400 at December 31, 1997 and approximately 88,500 at September 30, 1997. The approximate numbers of distributors in 1997 have been revised based on discovery of a computer error. During the six months ended March 31, 1998 the number of active international distributors increased by approximately 3,000, while active distributors in North America decreased by approximately 3,500. Management believes that the regulatory scrutiny and legal proceedings filed against the Company in fiscal 1996 and concluded during fiscal 1997 as well as negative media reports continued to have a negative impact on distributor recruitment and retention and sales efforts by distributors during the first six months of fiscal 1998. The ability of the Company to increase its number of active distributors and its sales per average number of distributors is material to the future operations and financial condition of the Company. The decrease in net sales is recapped below:

               Decrease in sales due to decreased average
                    number of distributors                         $ (1,077,000)
               Decrease in distributor average sales                 (3,429,000)
                                                                      ----------
                                                                   $ (4,506,000)

         The Company's net sales per average number of distributors per month decreased from $74 during the six months ended March 31, 1997 to $68 for the six months ended March 31, 1998.

         Cost of sales decreased by $4,674,000 or 15.7% to $25,199,000 for the six months ended March 31, 1998 from $29,873,000 for the six months ended March 31, 1997. Cost of sales as a percentage of net sales decreased from 73.8% in the six months ended March 31, 1997 to 70.1% in the six months ended March 31, 1998. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped below:

                                                            Six Months Ended
                                                                March 31,

                                                         1998              1997
                                                         ----              ----
      Products costs                                     28.2%             29.9%
      Commissions and bonuses paid to distributors       35.5              37.6
      Shipping costs                                      6.4               6.3
                                                          ---               ---
                                                         70.1%             73.8%
                                                         =====             =====

         The percentage of product costs decreased 1.7% primarily as a result of selling price adjustments initiated during December 1997. The percentage of commissions and bonuses paid to distributors decreased 2.1% primarily because the basis for commissions was adjusted less than the selling prices. The 0.1% increase in shipping costs is not significant.

         Gross profit increased 1.6% or $167,000 from $10,596,000 for the six months ended March 31, 1997 to $10,763,000 for the six months ended March 31, 1998. Gross profit as percentage of net sales increased from 26.2% for the six months ended March 31, 1997 to 29.9% for the six months ended March 31, 1998.

         Operating expenses decreased $6,419,000 or 39.1% from $16,439,000 for the six months ended March 31, 1997 to $10,020,000 for the six months ended March 31, 1998. The primary reason for the decrease was that no class action lawsuit costs were incurred during the six months ended March 31, 1998. The $6,425,000 lawsuit settlement charge in the three months ended December 31, 1996 represented the Company's estimate of all costs of the lawsuit. Based upon subsequent experience, the Company revised the estimate to $5,535,000 during the three months ended September 30, 1997. As a percentage of net sales, marketing, distribution, and administrative expenses increased to 27.9% for the six months ended March 31, 1998 from 24.8% for the six months ended March 31, 1997 because of the decline in net sales. The Company's future operating results may be negatively impacted if the Company is not successful in regaining its growth in sales or decreasing its expenditures below current levels.

         Income (loss) from operations for the six months ended March 31, 1998 increased $6,587,000 or 112.7% to $744,000 of income from operations from $5,843,000 of loss from operations for the six months ended March 31, 1997 principally as a result of the decrease in operating expenses as explained above. The income (loss) from operations for the six months ended March 31, 1998 and 1997 includes approximately $524,000 and $210,000, respectively, of operating loss from the Company's wholly-owned, consolidated subsidiaries which operate in foreign countries.

         Other income decreased to $205,000 for the six months ended March 31, 1998 from $256,000 for the six months ended March 31, 1997. The decrease was the result of a decline in net interest income due to a decrease in interest bearing deposits and to the recognition of interest expenses on capital lease obligations and non-recurring credits.

         Income tax expense for the six months ended March 31, 1998 is higher than the amount computed at the statutory rate. As the Company is not currently able to recognize any tax benefits from foreign operating losses, tax expense is accrued on the taxable income of domestic operations.

         Net income was $357,000 for the six months ended March 31, 1998, compared to a net loss of $3,770,000 for the six months ended March 31, 1997. The increase was principally the result of having no accrual for the settlement of the class action lawsuits in the six months ended March 31, 1998.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

         Net sales for the year ended September 30, 1997 decreased by $14,359,000 or 14.7% to $83,045,000 from $97,404,000 for the year ended
September 30, 1996. At September 30, 1997, the Company had approximately 88,500 distributors compared to approximately 87,400 at September 30, 1996. Although there was a net addition of approximately 1,100 distributors during fiscal 1997, two additional factors contributed to the decline in net sales (1) fewer new distributors elected to qualify promptly as executive distributors and (2) beginning in March 1997 new distributors could qualify right away as executive distributors for $500 rather than $1,000. The ability of the Company to increase its number of distributors and its sales per average number of distributors is material to the growth of the Company. Although the Company has resolved the regulatory scrutiny and legal proceedings initiated during fiscal 1996 and the negative media reports have diminished, the ability of the Company to regain the rate of growth realized during fiscal 1996 cannot be predicted with certainty. The decrease in net sales is recapped below:

          Decrease in new executive initial purchases              $(21,500,000)

          Growth in sales due to increased number of distributors    21,022,000

          Decrease in distributor average sales                     (13,881,000)
                                                                     ----------
                                                                   $(14,359,000)
                                                                     ==========

         The Company's net sales per average number of distributors per month decreased from $112 during the year ended September 30, 1996 to $79 for the year ended September 30, 1997. No one distributor has directly accounted for more than 5% of the Company's net sales in any of the past three fiscal years.

         Cost of sales decreased by $7,549,000 or 11.1% to $60,278,000 for the year ended September 30, 1997 from $67,827,000 for the year ended September 30, 1996. Cost of sales as a percentage of net sales increased from 69.6% in the year ended September 30, 1996 to 72.6% in the year ended September 30, 1997. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped below:

                                                             Year Ended
                                                            September 30,
                                                            -------------

                                                       1997                1996
                                                       ----                ----
        Product costs                                  27.1%               23.6%
        Commissions and bonuses                        36.2                39.2
         paid to distributors
        Shipping costs                                  9.3                 6.8
                                                        ---                 ---
                                                       72.6%               69.6%
                                                       ====                ====

         The percentage of product costs increased 3.5% primarily as a result of vendor price increases and the purchase by distributors of products and sales aids with a higher cost to the Company. The decrease in the percentage of commissions and bonuses paid of 3.0% was the result of a slower growing distributor organization and the purchase by distributors of products with a lower rate of commission and bonus payout. The increase of 2.5% in the percentage of shipping costs resulted from increased shipping costs associated with the shipping of back orders (without any associated revenues) caused initially by the success of a promotional campaign and subsequently by production delays by a major supplier.

         Gross profit decreased 23.0% or $6,810,000 from $29,577,000 for the year ended September 30, 1996 to $22,767,000 for the year ended September 30, 1997. Gross profit as a percentage of sales decreased from 30.4% for the year ended September 30, 1996 to 27.4% for the year ended September 30, 1997.

         Operating expenses increased $9,813,000 or 60.5% from $16,230,000 for the year ended September 30, 1996 to $26,043,000 for the year ended September 30, 1997. As a percentage of net sales, marketing distribution and administrative expenses increased to 31.3% for the year ended September 30, 1997 from 16.7% for the year ended September 30, 1996.

         Four factors contributed to the increase in operating expenses. First, $5,535,000 was recorded to account for the settlement of class action lawsuits filed against the Company in 1996. The settlements are more fully described in "Legal Proceedings" and the "Financial Statements." Second, foreign operating costs increased approximately $1,500,000 primarily as a result of a full twelve months of operation in the United Kingdom. Third, the Company determined that, in connection with the recruitment of certain distributors by Kevin Trudeau, a key distributor of the Company, certain representations may have been made regarding entitlement to benefits or prizes, principally cruises, as performance incentives to these distributors. Although the Company does not believe that it is legally responsible for any such representations, in the interest of promoting good distributor relations, the Company offered certain distributors the right to participate in cruises at the Company's expense. The Company estimates that its cost will be approximately $1,200,000 for this program, which has been accrued in the year ended September 30, 1997. Fourth, in connection with the Company's expansion, the Company experienced increases in personnel costs, postage, and property taxes. As a result of the increase in marketing, distribution and administrative costs incurred in connection with the Company's operations, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales experienced during the first two quarters of the year ended September 30, 1996.

         Income (loss) from operations for the year ended September 30, 1997 decreased $16,623,000 or 124.5% to a loss of $3,276,000 from income of $13,347,000 for the year ended September 30, 1996, principally as a result of the lower level of sales, the decrease in the gross profit as a percentage of sales, and the increase in marketing, distribution and administrative expenses. Income (loss) from operations as a percentage of sales decreased from 13.7% for the year ended September 30, 1996 to a negative 3.9% for the year ended September 30, 1997.

         Other income increased 31.2% to $850,000 for the year ended September 30, 1997 from $648,000 for the year ended September 30, 1996. The increase in other income resulted primarily from $183,000 of net other income items.

         An income tax benefit of $445,000 was accrued for the year ended September 30, 1997. Of this amount, $370,000 is to recognize the benefit of the carryback of the operating loss for the year ended September 30, 1997 and $119,000 is to recognize a net deferred tax benefit.

         Net loss was $1,981,000 for the year ended September 30, 1997, a decrease of 122.8% compared to net income of $8,705,00 for the year ended September 30, 1996, principally as a result of the lower level of net sales, the decrease in gross profit as a percentage of sales, and the settlement of the class action lawsuits.


YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

         Net sales for the year ended September 30, 1996 increased by $65,114,000 or 201.7% to $97,404,000 from $32,290,000 for the year ended
September 30, 1995. The increase in net sales is primarily the result of the Company increasing its number of distributors and its sales per average number of distributors. At September 30, 1996, the Company had approximately 87,400 distributors compared to approximately 57,300 at September 30, 1995. However, the rate of growth in the number of distributors slowed during the three months ended June 30, 1996 and September 30, 1996, respectively, to a net increase of 3,502 and 1,452 distributors. The ability of the Company to increase its number of distributors and its sales per average number of distributors is material to the growth of the Company. Management believes that the regulatory scrutiny and legal proceedings initiated in the year ended September 30, 1996, as well as the negative media reports, were significant factors affecting distributor recruitment and retention and sales efforts by distributors during the last two quarters of the year ended September 30, 1996. The Company has resolved certain of these issues, but the ability of the Company to regain the rate of growth realized during the first two quarters of the year ended September 30, 1996 cannot be predicted with certainty. The increase in net sales is recapped below:

             New executive initial purchases                         $30,163,000

             Growth in sales due to increased number
              of distributors                                         16,818,000

             Increase in distributor average sales                    18,133,000
                                                                      ----------
                                                                     $65,114,000
                                                                      ==========

         The Company's net sales per average number of distributors per month increased from $58 during the year ended September 30, 1995 to $112 for the year ended September 30, 1996. Approximately 46% of the increase in net sales was due to new distributors electing to purchase product to qualify as an executive under the program formerly known as the Instant Executive Program. No one distributor has directly accounted for more than 5% of the Company's net sales in any of the past three fiscal years.

         The Instant Executive Program had referred to an option by which a distributor could quickly attain the level of "executive". Executive level distributors may earn commissions on sales generated by other distributors in their downline organization. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key distributor of the Company, has been the subject of legal and regulatory scrutiny.

         In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau, and Jules Leib, People v. Trudeau (the "Illinois Suit"). The Company
                         -----------------
was not named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by generating at least $1,000 in qualifying product volume and by joining the Order Assurance Program ("OAP") and Master Developer Series. Under the AVC, the Company will maintain its same executive level qualifications, but to aid clarification, it will no longer use the "instant executive" terminology.

         Other key features of the AVC focus on the Company's commitment to: (a) create an official explanation of its marketing and compensation plan and to prohibit distributors from creating their own explanations of how the marketing and compensation plan works; (b) make clear that there are no mandatory purchases of product to become a distributor; (c) take further steps to stress distributor compliance with the Company's policies and procedures; and (d) create a World Wide Web site on the Internet to provide more information about the Company's products and programs. The Company also agreed to provide distributor earnings disclosures, to make clear that executive distributors cannot earn commissions unless they are engaged in the sale of the Company's products to five consumers per month at retail, including procedures to verify retail sales, to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates, and to monitor customer purchases. The Company also agreed to make a contribution to the Illinois Consumer Education Fund.

         The Company also entered into agreements with the states of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey, and Pennsylvania. See "Business--Distribution and Marketing". The Company may enter into agreements with other states in the future.

         The Company expended significant time and resources engaging in the discussions with the Attorney General and other state attorneys general. Included in the results of operations for the year ended September 30, 1996 were expenses of approximately $782,000 related to the Company's resolution of these states' legal issues. These expenses included contributions to state funds, legal fees, costs associated with revised marketing literature and other distributor communications, and the establishment of a World Wide Web site on the Internet. In addition, uncertainty about the possible outcome of these discussions, the SEC investigation, the class action lawsuits and certain unfavorable media reports appears to have affected the efforts of some of the Company's distributors during the year ended September 30, 1996. The future effect of the resolution of these issues in Illinois, Florida and the other eight states, and the implementation of, and continued compliance with, the AVC could negatively impact the Company's future operating results. See "Risk Factors"; and "Business-Distribution and Marketing".

         The AVC preserves the OAP, a popular option for distributors. Under the OAP, a distributor may elect to enroll in a minimum ordering program to maintain eligibility for bonuses. Minimum orders ranging from $41 to $300 per month are automatically placed by credit card or check. So long as distributors continue to enroll in the OAP the Company is assured of sales and the distributor is assured participation in bonus programs. The Company has agreed in the AVC to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates which may be issued. The OAP is voluntary and no restrictions are placed upon any participant's ability to exit the Program. As of September 30, 1996 and 1995, respectively, there were approximately 41,700 and 18,000 participants in this Program. On the average during the year ended September 30, 1996, the Company issued OAP certificates for approximately 40% of the participants. The percentage for the comparable period in 1995 is not available.

         The Company recognizes revenues on the OAP certificates when they are redeemed for product or when they expire. The Company recognized revenues from the redemption of certificates of $7,647,000 and $1,090,000 for the years ended September 30, 1996 and 1995. The Company recognized revenues from expired certificates of $3,025,000 and $876,000 during the years ended September 30, 1996 and 1995. At September 30, 1996 and 1995, the Company had a liability for unredeemed certificates of $3,893,600 and $347,800 which is included in deferred income in the "Financial Statements". The effect of the AVC on future revenues from OAP certificates is uncertain, but could have a negative impact on the Company's future operating results.

         Cost of sales increased by $44,312,000 or 188.4% to $67,827,000 for the year ended September 30, 1996 from $23,515,000 for the year ended September 30, 1995. Also included in the cost of sales for the year ended September 30, 1996, is approximately $58,000 of the $782,000 incurred in resolving the state legal issues discussed above. Cost of sales as a percentage of net sales decreased from 72.8% in the year ended September 30, 1995 to 69.6% in the year ended September 30, 1996. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped below:

                                                               Year Ended
                                                              September 30,
                                                              ------------
                                                         1996              1995
                                                         ----              ----

               Product costs                             23.6%             24.3%
               Commissions and bonuses
                paid to distributors                     39.2              40.5
               Shipping costs                             6.8               8.0
                                                          ---               ---
                                                         69.6%             72.8%
                                                         ====              ====

         The percentage of product costs decreased 0.7% primarily as a result of improved pricing with higher volume. The decrease in the percentage of commissions and bonuses paid of 1.3% was the result of the significant growth in new executive initial purchases and the lower level of the associated commissions and bonuses in relation to a slower growing organization. The decrease of 1.2% in the percentage of shipping costs resulted from economies of scale in shipping costs associated with the volume of sales from new executive initial purchases.

         Gross profit increased 237.1% or $20,802,000 from $8,775,000 for the year ended September 30, 1995 to $29,577,000 for the year ended September 30, 1996. Gross profit as a percentage of sales increased from 27.2% for the year ended September 30, 1995 to 30.4% for the year ended September 30, 1996.

         Marketing, distribution and administrative expenses increased $10,377,000 or 177.3% from $5,853,000 for the year ended September 30, 1995 to
$16,230,000 for the year ended September 30, 1996. As a percentage of net sales, marketing, distribution and administrative expenses decreased to 16.7% for the year ended September 30, 1996 from 18.1% for the year ended September 30, 1995. The dollar increase resulted primarily from increased personnel costs, credit card fees, postage and professional fees to support the Company's growth. Also included in the increase in marketing, distribution and administrative expenses is approximately $724,000 of the $782,000 incurred in resolving the state legal issues discussed above. As a result of the increase in marketing, distribution and administrative costs incurred in connection with the Company's growth and the increased expenses related to legal issues, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales experienced during the first two quarters of the year ended September 30, 1996.

         Income from operations for the year ended September 30, 1996 increased $10,426,000 or 356.9% to $13,347,000 from $2,921,000 for the year ended
September 30, 1995, principally as a result of the higher level of sales, the increase in income recognized from expired OAP certificates, and the increase in the gross profit as a percentage of sales. Income from operations as a percentage of sales increased from 9.1% for the year ended September 30, 1995 to 13.7% for the year ended September 30, 1996.

         Other income increased to $648,000 for the year ended September 30, 1996 from $88,000 for the year ended September 30, 1995. The increase was primarily a result of interest income earned.

         Income tax expense increased $4,525,000 to $5,290,000 for the year ended September 30, 1996 from $765,000 for the year ended September 30, 1995. The dollar increase resulted from higher taxable income, an increased base tax rate, and a reduced effect of the utilization of approximately $150,000 of net operating loss carryforward compared to approximately $423,000 in the prior fiscal year.

         Net income was $8,705,000 for the year ended September 30, 1996, an increase of 287.9% compared to $2,244,000 for the year ended September 30, 1995, principally as a result of higher level of sales and the increase in gross profit as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

         The Company had cash and cash equivalents of $6,049,000 at March 31, 1998 compared to $8,904,000 at September 30, 1997. The cash used in operating activities of $1,097,000 for the six months ended March 31, 1998 was significantly less than the cash provided by operating activities of $3,176,000 for the six months ended March 31, 1997. This decrease was primarily due to payments of lawsuit settlement accrual, accrued cruise, and accrued expenses and other liabilities. The Company used approximately $1,662,000 and $1,101,000, respectively, to purchase property and equipment during the six month periods ended March 31, 1998 and 1997. In addition, $233,000 was paid in dividends to shareholders during the six months ended March 31, 1998. The Company had working capital of $8,864,000 at March 31, 1998 compared to $9,570,000 at September 30, 1997.

         The Company currently anticipates expanding into new foreign markets, but the extent of the expansion has not been determined and will be dependent upon results of operations and other factors. As a result of the cost of the class action settlement discussed above, the Company's pace of expansion may be reconsidered. While Management is hopeful that the business disruption associated with the regulatory scrutiny and legal issues and the negative media reports will subside, there can be no guarantee that profitable operations will result in the future.

         The Company has not been subjected to material price increases by its suppliers and inflation is not expected to have a material impact on the Company's business during the next twelve months.

         The Company has approximately $130,000 of net operating loss available to carry forward subject to limitations imposed by Section 382 of the Internal Revenue Code expiring through 2008. It is Management's opinion, based on prior operating results and expected future operating results, that it will be more likely than not that the Company will utilize its entire net operating loss carryforward before expiration.

         Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") effective for years ending after December 15, 1997, establishes standards for disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participating rights) including dividend and liquidations preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of SFAS 129 will have no effect on the Company as it currently discloses the information specified.

         In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. SFAS 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         SFAS 131, "Disclosure about Segments of a Business Enterprise" establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Both of these new standards are effective for financial statements for years beginning after December 15, 1997 and require comparative information for earlier years to be restated. Management does not believe that either Statement will have a material impact on the Company's financial statements.

         In the next two years, many companies will face potentially serious issues associated with computer programs being written using two digits rather than four to define the applicable year. The Company has reviewed its computer software systems and believes that they are year 2000 compliant. The Company is not aware of any material exposure to the Company as a result of non-compliance by persons with which it does business.

                                   BUSINESS


Background

         The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company has developed a network of approximately 88,000 distributors. The Company offers a product line of approximately 364 products in nine categories, including nutritional supplements, health foods, weight management items, skin care products, other consumer products, and services.

         The Company develops products that it believes will have market appeal to its distributors and their customers, and assists its distributors in building their own businesses. The advantages the Company offers to distributors is that they can start a business without normal start-up costs and other difficulties usually associated with new ventures. The Company provides product development, marketing aids, customer service, and essential record-keeping functions for its distributors. The Company also provides other support programs to the distributors including international teleconferencing calls, international and regional seminars, a proprietary "monthly" magazine, business training systems and a site on the World Wide Web of the Internet (www.nutritionforlife.com)

         Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline". Distributors earn commissions on sales generated by the distributors in their downline as well as on the sales they generate directly.

         The Company's marketing program is designed to provide incentive for distributors to build an organization of recruited distributors in their downline to maximize their earning potential. The Company has experienced a substantial increase in the number of distributors. The number of distributors increased from approximately 37,800 on September 30, 1994 to approximately 88,000 on March 31, 1998.

         In 1996 the Company's marketing program became the subject of regulatory scrutiny and the Company was named as a defendant in class action lawsuits. The Company believes that these matters have had a material effect on the Company's operations and financial condition. See "Risk Factors," Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company purchases most of its products directly from manufacturers and sells them to its independent distributors located in all 50 states, the District of Columbia, Canada, the United Kingdom, the Republic of Ireland, the Republic of Philippines, Guam and Puerto Rico. The Company hopes to expand its efforts in these countries and in other parts of the world. The Company has two wholly-owned subsidiaries, Nutrition For Life International (UK) Ltd. and Nutrition For Life International Philippines, Inc. Unless the context otherwise requires, the term the "Company" as used in this Amended Prospectus includes the Company's two wholly-owned subsidiaries.

         The Company intends to pursue its business strategy of increasing sales and profitability by (1) attracting and retaining distributors to its network marketing system; (2) increasing product sales to existing distributors; (3) expanding its marketing activities into new international markets; and (4) adding complimentary services.

         The Company's executive offices are located at 9101 Jameel, Houston, TX 77040. Its telephone number is (713) 460-1976.

Distribution and Marketing

         The Company's products are distributed through a network marketing system consisting of a network of approximately 88,000 distributors. Distributors are independent contractors who purchase products directly from the

Company for their own use and for resale to retail consumers. Distributors may elect to work on a full-time or part-time basis. Management believes that its network marketing system is well suited to marketing its nutritional supplements and other products because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. The Company encourages its distributors to use the Company's products. No one distributor directly accounted for more than 5% of the Company's sales in either of the past three fiscal years.

         The Company's ability to increase sales is significantly dependent on its ability to attract, motivate and retain distributors. The Company utilizes an innovative marketing program which it believes is superior to programs offered by other network marketing companies. The program provides financial incentives, distributor training and support, a low priced starter kit, no inventory requirements, and low monthly purchase requirements. Management intends to reach potential new distributors through advertising, the Company's site on the World Wide Web, teleconferencing and regional sales meetings.

         Distributors' revenues are derived from several sources. First, distributors may receive revenues by purchasing the Company's products at wholesale prices and selling the Company's products to customers at retail prices. Second, distributors earn the right to receive commissions upon attaining the level of "executive." Executive level distributors may earn commissions on product purchases by other distributors in their downline organization. The first level of each executive may initially have no more than four executives, and, until qualifying as a Platinum executive, commissions may be earned on the sale of product to executives in up to the first seven levels of their downline. The qualification for a distributor to earn commissions is a one time requirement and there are four ways of meeting this requirement which are as follows:

    . Generate cumulative qualifying product volume of $1,500 over any period of time

    . or generate cumulative qualifying product volume of $1,200 over any period of time and enroll in the optional Order Assurance Program

    . or generate cumulative qualifying product volume of $1,000 over any period of time, enroll in the optional Order Assurance Program at the monthly level of $100 and subscribe to the $35 monthly optional Master Developer Series

    . or generate cumulative qualifying product volume of $500, enroll in the optional Order Assurance Program at the monthly level of $100, subscribe to the $35 monthly optional Master Developer Series and the monthly optional Virtual Voice Messaging Service, and purchase selected business building tools for $150

         "Qualifying product volume" is product the distributor and his other downline distributors purchase at wholesale directly from the Company either for personal use or for sale to other customers at retail. There is no time limit to meet these qualifications, and distributors may choose to become executives the same day that they enroll as a distributor or over any period of time. An executive level distributor may attain higher levels of commission based on sales generated by distributors within his or her organization. For distributors who became executives prior to March 1, 1998, the only qualification to remain an executive is to purchase $40 in product every other month, except that distributors who have become executives by generating cumulative qualifying product value of only $500 must continue their participation in the other programs noted above for one year from enrollment in order to maintain executive status. For distributors becoming executives subsequent to March 1, 1998, the qualifications to remain an executive are to purchase $100 in product every other month and to be enrolled in the Master Developer Series program. Management believes that the right of executive level distributors to earn commissions contributes significantly to the Company's ability to retain its productive distributors. Management also believes that the timely introduction of new and topical programs and products has assisted the Company to increase its network of distributors.

         The Company previously denominated a program as the "Instant Executive Program". The Instant Executive Program designation merely referred to the option by which distributors could choose to qualify immediately rather than through incremental product purchases over time. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key distributor of the Company, has been the subject of legal and regulatory scrutiny. The Company has determined to discontinue the use of the terminology, "Instant Executive Program". However, the qualification requirements for distributors to attain the level of "executive distributor" and the commissions and bonuses which may be earned as an executive distributor have not changed.

         In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau, and Jules Leib, People v. Trudeau (the "Illinois Suit"). The Company
                         -----------------
was not named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by generating at least $1,000 in qualifying product volume and by joining the Order Assurance Program ("OAP") and Master Developer Series. Under the AVC, the Company may maintain its same executive level qualifications, but to aid clarification, the Company will no longer use the "instant executive" terminology.

         Other key features of the AVC focus on the Company's commitment to: (a) create an official explanation of its marketing and compensation plan and to prohibit distributors from creating their own explanations of how the marketing and compensation plan works; (b) make clear that there are no mandatory purchases of product to become a distributor; (c) take further steps to stress distributor compliance with the Company's policies and procedures; and (d) create a World Wide Web site on the Internet to provide more information about the Company's products and programs. The Company also agreed to provide distributor earnings disclosures and to make clear that executive distributors cannot earn commissions unless they are engaged in the sale of the Company's products to consumers at retail, including procedures to verify retail sales. Specifically, an executive distributor will not be entitled to receive bonuses or commissions on downline sales unless within the preceding one month period the executive distributor has made at least five retail sales, or within the preceding two month period has made ten retail sales. The Company also agreed to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates (See "Order Assurance Program"), to monitor customer purchases, and to make a contribution to the Illinois Consumer Education Fund.

         The Company entered into similar agreements with the states of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey and Pennsylvania. The Company has agreed that in Florida, distributors who want to receive commissions must state, when placing orders, that they have sold to consumers 70% of their prior commissionable product purchase. The Company has agreed to establish procedures to independently verify consumer sales on a random basis and to sanction distributors submitting false information. Implementation of these agreements by the Company could make the program less attractive to distributors and prospective distributors. In particular, the Company believes that the special requirements in the Florida agreement have had a negative impact on the Company's ability to retain and attract distributors in Florida. These factors could negatively impact the Company's future operating results. The Company maintains an ongoing compliance program which includes periodic reporting to the states.

         To become a distributor, a person must be sponsored by an existing distributor, sign the official Distributor Agreement and purchase a "distributor success kit" from the Company. The Company revised its official Distributor Agreement in connection with the AVC. It is emphasized in the Distributor Agreement that in order for a distributor to be successful in the Company's program, the distributor must purchase and sell the Company's products at retail and sponsor other distributors to do the same. It is also emphasized that the distributor must retail or use in business building 70% of the product he or she purchases before more product may be purchased from the Company. A distributor success kit currently costs approximately $49 and provides sales aids, brochures, order forms, audio and video cassette recordings and a subscription to the Company's monthly publication, Lifestyles.

         The following table sets forth the number of the Company's distributors on the dates indicated:

                                                   At September 30,
                                                   ---------------

                                        1997     1996       1995       1994
                                        ----     ----       ----       ----
Approximate number of distributors(1)  88,500   87,400     57,300     37,800

-------------------------
(1) Includes "active" distributors only. A distributor remains active by generating a minimum of $40 in sales volume at least once every 12 months. In order to maintain executive status and to be eligible for commissions and bonuses, an executive distributor must generate a minimum of $40 in sales volume every other month.

         The Company seeks to expand its distributor base in each market by offering distributors attractive compensation opportunities. Management believes the Company's executive level distributor compensation plan is superior to that of other network marketing organizations because the program offers an opportunity for the distributor to become successful without having to finance a large inventory of products and requires only a modest amount of sales to meet the commission requirements.

         The Company participates in rallies in various key cities in North America, Puerto Rico, the United Kingdom and Pacific Rim countries and participates in motivational and training events in key countries, all of which are designed to inform large numbers of prospective and existing distributors about the Company's product line and selling techniques. Distributors give presentations relating to their experiences with the Company's products and the methods by which they develop their distributor organizations. Specific selling techniques are explained, and emphasis is placed on the need for consistency in using such techniques. Participants are encouraged to ask questions regarding selling techniques and product developments and to share information with other distributors attending the rallies. Distributors are also given opportunities to interact with other distributors and to develop confidence in selling and goal-setting techniques. Motivation is offered to participants in the form of recognition, gifts, excursions and tours, which are intended to foster an atmosphere of excitement throughout the distributor organization. Prospective distributors are educated about the structure, dynamics and benefits of the Company's network marketing system. During the fiscal years ended September 30, 1995, 1996 and 1997, the Company expended approximately $138,000, $348,000, and $590,000, respectively, on promotional activities related to distributors' rallies and the annual convention. In February 1998 the Company sponsored a cruise for certain distributors at a cost of approximately $900,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            In July 1996 the Company entered into an Administrative and Consulting Services Agreement (the "Agreement") with Distributor Services, L.L.C. ("DS"). DS is an affiliate of Nightingale-Conant, a major supplier of self improvement programs to the Company. It is provided in the Agreement that, except to the extent the Company produces its own material in-house, DS will have the exclusive right to produce and sell all of the Company's recruiting and training material. Such materials will be produced and marketed at the expense of DS and DS will be entitled to all revenues received from the sales of such materials. DS has also been granted the exclusive right to produce, organize and sell, at its own expense, admission to all Company sponsored recruiting or promotional events and to receive all revenues received therefrom. The Company will have the exclusive right of approval over the content of all materials and meetings produced by DS. Without additional compensation, DS will provide consulting services to the Company with respect to the Company's marketing strategy and program, including the Company's weekly teleconference, magazine and other communications with distributors. For a fee, DS will also produce and provide to the Company each month at least four master cassettes for sale by the Company in the Company's Master Developer Series. The term of the Agreement is fifteen years and the parties have agreed to negotiate in good faith successive fifteen year terms. The Agreement may be earlier terminated for breaches of any material obligation. Kevin Trudeau, a key distributor of the Company, is principally responsible for DS's performance in connection with this Agreement. Mr. Trudeau also produces self improvement tapes which are sold by Nightingale-Conant to the Company and others.

         In July 1997 DS made a promissory note payable to the Company in the amount of $632,000, plus interest at 8% per annum, which represented the balance due the Company on account. The note was due in July 1998 and has been paid.

         The Company continues to develop marketing strategies and programs to motivate distributors. These programs are designed to increase distributors' monthly product sales and the recruiting of new distributors. Some of the programs that the Company has implemented are as follows:

         CAR BONUS PROGRAM. The Company offers a car bonus program, whereby it makes car payments up to $3,500 per month for qualifying distributors. The Company has no liability relating to the financing or purchasing of the automobile. The car bonus program was initiated in fiscal 1990. At March 31, 1998, the Company had 358 distributors in the program. The requirements for a distributor to qualify for the car bonus program are as follows:

         Generate $100 sales volume for nine consecutive months (or six months if the distributor commits to the optional Order Assurance Program at the $100 per month level and subscribes to the optional Master Developer Series).

         The distributors' third level executives must generate at least $4,000 in sales volume for two consecutive months (that would be in either the fifth and sixth month, or eighth and ninth month, depending on qualifications).

         As the distributors' third level generates higher sales volume, the Company will make larger monthly payments up to a maximum of $3,500 per month.

         ORDER ASSURANCE PROGRAM. The Company provides a program whereby the distributor may enroll in a minimum ordering program in order to enhance their eligibility for commissions. Minimum orders ranging from $41 to $301 per month are automatically placed by credit card or check. Differing amounts for the optional Order Assurance Program exist to allow generation of sales volume at various levels that generally correspond to commission and bonus qualification levels, i.e., $40 is the minimum sales volume to remain an active executive; $80 is the minimum sales volume to qualify as a bronze or silver executive; $100 is the minimum sales volume qualification level for the car bonus program; $160 is the minimum sales volume to be eligible for gold executive; and $300 is the minimum sales volume requirement to be a platinum executive. Therefore, this Program promotes sales for the Company and the distributors participation in bonus programs. The Order Assurance Program was initiated in fiscal 1993. The Order Assurance Program is voluntary and no restrictions are placed upon any participant's ability to exit the Order Assurance Program. The Company agreed in the AVC that, effective January 1997, a distributor would not receive additional product certificates under the Program and would be given 30 days notice that their Program status would be suspended if: (i) four monthly unredeemed certificates were issued consecutively to the distributor for a maximum credit of four times the distributors enrollment level; or (ii) the distributor had accumulated unredeemed certificates with a total face value of six times the distributors then designated Program amount. However, these requirements would not be applicable if the distributor redeems one or more of the issued certificates, or notifies the Company that he is accumulating toward a "big ticket" item. The Company also agreed in the AVC to encourage distributors to redeem their certificates for product. As of September 30, 1995, September 30, 1996 and September 30, 1997, respectively, there were approximately 22,800, 41,700 and 34,400 distributors enrolled in the Order Assurance Program. At March 31, 1998, there were approximately 35,300 distributors enrolled in the Order Assurance Program.

         PERSONAL RECRUITING AND SALES CAMPAIGNS. These programs were developed to assist distributors in developing their downlines and increasing product sales. These programs provide special incentives for quicker qualification into the executive level distributor compensation program.

         As a part of the Company's commitment to maintain constant communication with its distributor network, the Company offers the following support programs:

         24 HOUR TELECONFERENCE. The Company provides 24 hour access to a weekly recorded teleconference call to its distributors that includes interviews with successful distributors, current product information, announcements and product specials offered by the Company. The teleconference calls were initiated in fiscal 1994.

         VIRTUAL VOICE. The Company provides a special voice messaging program which gives distributors voice messaging capabilities to communicate more efficiently with their downline. This program also allows the Company to automatically voice message all distributors on the Virtual Voice Program.

         MIND AND BODY INSTITUTE. The Company developed a series of one-day product workshops to enhance distributor understanding and appreciation of the Company's product line.

         FREEDOM MAGAZINE. The Company publishes Freedom Magazine, a multilingual publication that provides information on the network marketing industry and the Company. The magazine was developed in fiscal 1994 to recruit new distributors by answering the most commonly asked questions by potential new distributors. Management believes it is one of the more effective marketing tools in the industry.

         MASTER DEVELOPER SERIES. The Company provides a monthly subscriber service of leading self development books and audio and video programs that serve as a link between the philosophy and ideals of the Company and its distributors.

         PRODUCT LITERATURE. The Company produces for its distributors comprehensive and attractive four color catalogues and brochures that display and describe the Company's products.

         TOLL FREE ACCESS. The Company furnishes toll free numbers for: (1) placement of orders, (2) customer service assistance, and (3) faxing of orders.

         The Company experienced significant growth in sales in the fiscal years ended September 30, 1995 and September 30, 1996. Management of the Company believes this is directly related to the increases in both the number of distributors and the monthly sales per average number of distributors. Management also believes the significant part of the Company's growth is attributable to the enthusiasm and momentum generated by executive level distributors who are able to motivate their downline organizations through various marketing methods, including the use of newsletters, brochures and other sales aids and the holding of meetings and rallies at the expense of the sponsoring distributor.

         Commencing with the last quarter of the fiscal year ended September 30, 1995, one executive level distributor, Kevin Trudeau, was particularly noteworthy in this regard, and he has made a significant contribution to the growth of the Company. Effective October 24, 1997, Mr. Trudeau entered into an exclusivity agreement with the Company for a period of eight years. Under the agreement, Mr. Trudeau will devote substantial effort to his position as a key distributor of the Company, which will include conducting opportunity meetings and training seminars, producing tapes for the Company's Master Developer Series, and consulting with Management of the Company. Mr. Trudeau has agreed that he will not engage in any business that markets products through a network or multilevel marketing system other than through the Company or its affiliates. Pursuant to the agreement, Mr. Trudeau is expected to continue to engage in other business activities (which include sales of products similar to those offered by the Company so long as they are not offered through a network marketing system) and it is acknowledged that he is not an employee, director or officer of the Company and not involved in management of the Company. Mr. Trudeau is entitled to receive approximately 0.75% of the Company's sales on a monthly basis (which commenced in October 1997), in addition to his regular distributor earnings.

         Mr. Trudeau has sponsored radio and newspaper advertisements and radio and television infomercials to attract new distributors. Mr. Trudeau has substantial prior experience in product sales through the use of infomercials.

         In addition, he has served as a host of a series of infomercials entitled "A Closer Look" and "Vantage Point". Mr. Trudeau is the producer of the "Mega Memory" home study course and is the author of Kevin Trudeau's Mega Memory
                                                     ----- --------- ---- ------
book which was published in 1995 by William Morrow. He founded the American Memory Institute, a memory training school, in 1983. Mr. Trudeau has also been featured as a prominent speaker at motivational seminars and other programs.

         During the past five years, Mr. Trudeau has also been engaged in other activities, including KT Corp., which is a distributor of the Company, the Trudeau Marketing Group, Distributor Services, L.L.C., which markets sales aids, memory tapes and other products to distributors of the Company, and Mega Systems, Inc., which markets memory and other home study courses. Mr. Trudeau is no longer employed by Mega Systems, Inc. In January 1998 Mr. Trudeau and Mega Systems, Inc. entered into a settlement with the U.S. Federal Trade Commission ("FTC"), in which Mr. Trudeau agreed to pay $500,000 in consumer redress and to be barred from making false claims regarding the "Mega Memory" System. Mr. Trudeau also agreed to establish a $500,000 escrow account or performance bond to assure compliance. Mr. Trudeau also agreed with the FTC that Mr. Trudeau will be required to have substantiation, which, when appropriate, must be scientific, for claims about the benefits, performance or efficacy of any product he advertises, promotes, sells or distributes in the future. He is also barred from misrepresenting the existence, contents, validity, results, conclusions or interpretations of any test, study or research. It is unknown whether this consent decree with the FTC will affect Mr.Trudeau's ability to act effectively as a distributor of the Company. It is also unknown whether this matter will affect the Company's distribution and marketing of "Mega Memory" tapes or other products produced by Mega Systems, Inc. See "Risk Factors".

         In 1990 Mr. Trudeau plead guilty in a Massachusetts state court to larceny involving a bank overdraft. He was incarcerated for 21 days and received a suspended sentence of three years. In 1991, Mr. Trudeau plead guilty in federal court in Massachusetts to credit card fraud involving the use of credit cards belonging to others for personal use and was sentenced to 24 months incarceration and 24 months supervised release. Mr. Trudeau has informed the Company that he is no longer under any parole or other type of supervised provisions. In addition, in 1990, Mr. Trudeau filed a Petition under Chapter 13 of the Bankruptcy Code in the United States Bankruptcy Court in Dallas, Texas. Shortly after the filing, Mr. Trudeau withdrew the Petition and no further action was taken. Mr. Trudeau has been the subject of regulatory scrutiny and certain legal proceedings. Mr. Trudeau is a key independent distributor of the Company, but is not an officer or director of the Company, and is not authorized to make statements about Company policy. See "Risk Factors".

MARKETS

         The following chart sets forth the countries in which the Company currently operates, the year operations were commenced in each country, and historical sales information by country during the periods indicated.


                                                                        Year Ended September 30,
                                                                        ------------------------
                                                                             (in Thousands)
                                        Year
            Country                   Entered                  1997              1996            1995            1994
            -------                   -------                  ----              ----            ----            ----
            United States               1984                $73,000           $89,400         $25,800         $14,700

            Canada                      1993                  6,800             6,400           4,200           2,400

            Puerto Rico                 1994                    500             1,200           2,200             300

            United Kingdom(1)           1996                  2,500               200             ---             ---

            Korea(2)                    1991                    ---               100             100             100

            Philippines(2)              1993                    200               100             100             100

---------------------
         (1) The Company commenced operations in the United Kingdom in September 1996. The Company commenced operations in Ireland in May 1997, which results are included in the United Kingdom.

         (2) The Company has historically sold its products to distributors in Korea and the Philippines which do not use the Company's network marketing system. The Company introduced its network marketing system in the Philippines in July 1997.

         The Company currently plans to enter additional markets outside the continental United States. In some instances, regulatory approvals may be required. During the regulatory compliance process, the Company may alter the formulation, packaging or labeling of its products to conform to applicable regulations as well as local variations in customs and consumer habits, and the Company may modify certain aspects of its network marketing system as necessary to comply with applicable regulations.

         The Company may also need to undertake the steps necessary to meet the operational requirements of new markets, including plans to satisfy the inventory, distribution, personnel and transportation requirements of the new market. The Company may also need to modify its distributor manuals, cassette recordings, videocassette and other training materials as necessary to be suitable for the new markets. The Company has prepared manuals in English, French and Spanish. Currently, the Company's products are initially distributed to all markets from the Company's Houston, Texas distribution center. The Company has established an office and warehouse center in Warrington, England to provide administrative, shipping and warehouse support for the Company's operations in the United Kingdom and Ireland. The Company has also established an office in Pasig City, Philippines in addition to warehouse centers in Quezon, Davao and Cebu, Philippines.

PRODUCTS

         The Company markets and distributes an extensive product line of approximately 364 items in nine different categories: (1) vitamins, minerals and antioxidants; (2) Nutique personal care items; (3) food and weight management items; (4) herbal formulas; (5) homeopathic and special formulas; (6) cleaning concentrates; (7) filtration systems; (8) self-improvement programs; and (9) services. The product line consists of primarily consumable products that are designed to target the growing consumer interest in natural health alternatives for nutrition and personal care. In developing its product line, the Company has emphasized quality, purity, potency, and safety.

         VITAMINS AND MINERALS AND ANTIOXIDANTS. The Company markets approximately 49 vitamin and mineral products that are offered in a variety of combinations including the Company's proprietary Grand Master(R), Master-Key Plus(R), and OraFlow Plus(R) formulations.

         NUTIQUE PERSONAL CARE ITEMS. The Company markets 29 Nutique hair and skin care products including skin care formulas for men and women, shampoo and conditioner, hand and body lotions, sunscreen, an alphahydroxy acid skin rejuvenating complex, and a thigh creme. Each of these products contains ingredients that are formulated to promote healthier looking skin and hair.

         FOOD AND WEIGHT MANAGEMENT ITEMS. The Company markets over 70 food and weight management products. These include a whey beverage in five flavors, the Nutri-Mac line of pastas, the Nutri-Blend flour and baking mixes, instant food shakes, fiber products, the Nutri-Cookie(R), Lean Life(R), a herbal weight management formulation, and a new line called Heartful Gourmets, which are soy-based meals and snacks.

         HERBAL FORMULAS. The Company's 33 herb and herbal formulation products are produced using only natural ingredients and are precisely measured and carefully processed into a convenient tablet or capsule form. The line consists of many traditionally popular herbs such as alfalfa, ginkgo biloba, garlic, Cat's Claw, and St. John's Wort, as well as special blends developed by the Company.

         HOMEOPATHIC AND SPECIAL FORMULAS. Homeopathic remedies, when prepared in minute amounts, mimic disease symptoms and stimulate the body's defense systems. The Company offers 74 homeopathic remedies that have been formulated in accordance with the Homeopathic Pharmacopoeia of the United States. In addition, the Company markets a variety of other special formula products including shark cartilage liquid and capsules, pain relief formulations, cough syrup, digestive aids, sports massaging gel, a special formula dentifrice and special phytochemical products.

         CLEANING CONCENTRATES. The Company markets household cleaning products that are non-volatile and biodegradable. There are 21 products, including a liquid hand and body soap, dishwasher concentrate, laundry concentrates, laundry softener, a heavy duty cleaner-degreaser, a pine disinfectant, and a line of anti-microbial and anti-viral disinfectants.

         FILTRATION SYSTEMS. The Company markets 31 products designed to test or improve the quality of air and water, including electrostatic air filters and water filtration systems.

         SELF IMPROVEMENT PROGRAMS. The Company markets approximately 55 motivational and self improvement tapes and other products, including "Mega Memory" tapes. The self improvement tapes are purchased primarily through arrangements with Nightingale-Conant Corporation.

         SERVICES. The Company began a ninth marketing category in the fiscal year ended September 30, 1997 called "Services." Two new services are currently being offered to distributors and customers, Lifedial 1 Plus(TM) and Adnetic. Lifedial 1 Plus(TM) is a discounted long distance package. Distributors may sign-up for the service and sell it to customers. Cellular and Internet access may be added to the program in 1998 along with service to Canada. Adnetic is a web-page design and maintenance service. Distributors are able to use the web sites themselves and sell this service to others. A third service, Body Check, is scheduled for introduction in early 1998. Body Check is a hair analysis which tests the level of 21 elements normally found in the body. The resulting report also includes information regarding exposure to toxic substances. The Body Check report can then be used to make recommendations for the individual's specific nutritional supplements.

         During the last three fiscal years, no single product has accounted for 10 percent or more of the Company's revenue. The Company continually seeks to identify, develop and introduce innovative, effective and safe products. During the fiscal years ended September 30, 1995, 1996 and 1997, the approximate number of new products and services introduced by the Company was 25, 70 and 44, respectively. Management believes that its ability to introduce new products increases its distributors' visibility and competitiveness in the marketplace.

         The Company maintains significant amounts of products in its inventory to meet rapid delivery requirements of customers and to minimize product back orders, which historically have not been significant. However, the Company experienced significant backorders in the fiscal year ended September 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the nature of the Company's business, the Company typically does not carry a substantial backlog of orders.

NEW PRODUCT DEVELOPMENT

         The Company expands its product line through the development of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, the Company's management and consultants, and outside parties. Prior to introducing products into the Company's markets, counsel and other representatives retained by the Company investigate product formulation matters as they relate to regulatory compliance and other issues. To the extent possible, the Company's products are formulated to suit both the regulatory and marketing requirements of the particular market.

         The Company does not maintain its own product research, development and formulation staff but relies upon independent research, vendor research departments, research consultants and others for such services. When the Company, one of its consultants or another party identifies a new product concept or when an existing product must be reformulated for introduction into a new or existing market, the new product concept or reformulation is generally submitted to the Company's suppliers for technological development and implementation. The Company owns the proprietary rights to a majority of its product formulations.

CONSUMER PRODUCT WARRANTIES AND RETURNS

         The Company's product warranties and policy regarding returns of products are similar to those of other companies in the industry. If a retail purchaser of any of the Company's products is not satisfied with the product, he may return it to the distributor from whom he purchased it at any time within 30 days of his purchase. The distributor is required to refund the purchase price to the retail purchaser. The distributor may then return the unused portion of the product to the Company for an exchange of equal value. Most products are warranted against defect by the manufacturers of those products. Most products returned to the Company, however, are not found to be defective in manufacture. As a result, most products returned to the Company are replaced by the Company at its cost.

MANAGEMENT INFORMATION SYSTEM

         The Company maintains a proprietary computerized system for processing distributor orders and calculating distributor commission and bonus payments which enables it to remit such payments promptly to distributors. The Company believes that prompt remittance of commissions and bonuses is vital to maintaining a motivated network of distributors and that this has enhanced the loyalty of the distributors to the Company.

         The Company's computer system makes available to the Company's distributors a detailed monthly accounting of sales and recruiting activity. These convenient statements eliminate the need for substantial record keeping on behalf of the distributor. The computer system also is fully integrated with the Company's financial reporting system that generates monthly reports, invoices and payroll. As a precaution, duplicate copies of the Company's computer records are transferred frequently to an off-site location for safekeeping.

         The Company recently installed a White(R) automated inventory storage and retrieval system in its warehouse/shipping facilities in Houston. The system is expected to improve operator productivity, reduce error rates and speed throughput. The Company should be able to handle substantially increased sales volumes without material staffing increases.

         The Company is currently installing SAP(R), an enterprise wide state-of-the-market computer information system. The system is expected to provide improved administrative cost control, enhanced customer service and improved multinational support. The total cost, including implementation and training, will be approximately $3,000,000. The Company has entered into a lease arrangement for a portion of this system.

MANUFACTURING AND SUPPLIES

         The Company currently purchases all of its vitamins, nutritional supplements and all other products from third parties that manufacture such products to the Company's specifications and standards. The Company purchased products from NION Laboratories in the approximate amounts of $2,258,000, $5,234,000 and $4,190,000 for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. See "Risk Factors" and "Certain Transactions."

         The Company does not have long term supply agreements with NION or any other vendor. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the products, with a resulting loss of revenues to the Company. In addition, such delays could interrupt momentum in growth of product sales and distributor recruitment.

         The Company places significant emphasis on quality control. All nutritional supplements, raw materials and finished products are subject to sample testing, weight testing and purity testing by independent laboratories.

TRADEMARKS AND SERVICE MARKS

         Most products are packaged under the Company's "private label". The Company has registered trademarks with the United States Patent and Trademark Office for its Master Key Plus(R), Oraflow Plus(R), LeanLife(R), Nutri-Cookie(R), Requin 3(R) Grand Master(R), Phytonol(R), BioWater(R), E-Lemonator(R), Phytogreen(R), BioGlow(R), M2(R)PowerPlay and Nutrition For Life(R). It has applied for trademark registration for its BioRub(TM), Heartful Gourmets(TM), Lifedial 1 Plus(TM), Arthro Support(TM) Tri-Pak, Enviro Defense System(TM), NutriBuddies(TM), and Serenity(TM) .

COMPETITION

         The Company competes with many companies marketing products similar to those sold and marketed by the Company. It also competes intensely with other network marketing companies in the recruitment of distributors. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors. Since the last quarter of the fiscal year ended September 30, 1995, one executive level distributor, Kevin Trudeau and his marketing organization, made a significant contribution to the growth of the Company. See "Distribution and Marketing" above. There can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.

         There are many network marketing companies with which the Company competes for distributors. Some of the largest of these are Amway, Nature's Sunshine Products, Inc., Herbalife International, Inc., and Rexall Sundown, Inc. Each of these companies is substantially larger than the Company and has significantly greater resources. The Company competes for distributors by means of its marketing program that includes its commission structure, training and support services, and other benefits.

         Not all competitors market all types of products marketed by the Company, and some competitors market products and services in addition to those marketed by the Company. For example, some competitors are known for and are identified with sales of herbal formulations, some are known for and are identified with sales of household cleaning and personal care products, and others are known for and are identified with sales of nutritional and dietary supplements. The Company's principal methods of competition for the sale of products are its responsiveness to changes in consumer preferences and its commitment to quality, purity, and safety.

GOVERNMENT REGULATIONS

         Although the Company confines its activities to marketing and distribution, the manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by federal agencies, including the United States Food and Drug Administration (the "FDA"), the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. These activities are also subject to regulation by various agencies of the states, localities and other countries in which the Company's products are sold.

         In November 1991, the FDA issued proposed regulations designed to, among other things, amend its food labeling regulations. The proposed regulations met with substantial opposition. In October 1994, the "Dietary Supplement Health and Education Act of 1994" (the "Dietary Supplement Law") was enacted. Section 11 of the Dietary Supplement Law provided that the advance notice of proposed rule making by the FDA concerning dietary supplements was null and void. FDA regulations that became effective on June 1, 1994 would require standard format nutrition labeling on dietary supplements.

         The Dietary Supplement Law broadly regulates nutritional labeling requirements for dietary supplements. The final regulations were published September 23, 1997. Provisions relating to notification to FDA of product label claims considered "Statements of Nutritional Support" and provisions relating to new dietary ingredients became effective October 23, 1997. Regulations specifying product label content will become effective March 23, 1999.

         The Dietary Supplement Law provides for regulation of Statements of Nutritional Support. These Statements may be made if they are truthful and not misleading and if "adequate" substantiation for the claims is available. Statements can describe claims of enhanced well-being from use of the dietary supplement or product statements that relate to affecting a structure or function of the body. However, Statements of Nutritional Support cannot claim to diagnose, treat, cure, or prevent any disease, regardless of the possible existence of scientific reports substantiating such claims.

         Statements of Nutritional Support appearing in dietary supplement labeling must be accompanied by a disclaimer stating that the FDA has not evaluated the Statements. Notification to the FDA of these Statements is not considered approval of the Statements or products. If the FDA determines in possible future proceedings that dietary supplement Statements of Nutritional Support fail to meet the requirements of the Dietary Supplement Law, a product may be subject to regulation as a drug. The FDA retains all enforcement means available to it (i.e., seizure, civil or criminal penalties, etc.), when investigating or enforcing labeling claims.

         The Dietary Supplement Law also provided for the formation of a Presidential Commission on Dietary Supplement Labels, requiring it to consider and comment upon informational dietary supplement issues. The Commission issued its non-binding final report on November 24, 1997. The report's findings are similar, yet distinct from, the regulations enacted by the Dietary Supplement Law. The report addressed a broad range of issues, including the need for increased consumer education of dietary supplement products and increased responsibility on the part of manufacturers and distributors regarding the safety of dietary supplement products. The Company cannot determine what effect the report will have on its business in the future, or whether the report will lead to any additional legislative or regulatory intervention.

         The FDA also regulates the formulation and manufacture of dietary supplements, cosmetics and over-the-counter drugs distributed by the Company. The FDA has published proposed regulations for the manufacture of dietary supplements called cGMP's. Final cGMP regulations are not expected any earlier than the fourth quarter of 1998. The Company believes it complies with good manufacturing practices for foods, as currently required by the FDA. The Company cannot predict whether this new legislation regulating manufacturing activities could have a material adverse effect on the Company.

         The Federal Trade Commission ("FTC") regulates advertising of the Company's nutritional and dietary supplement products, cosmetics and over-the-counter drugs. The Federal Trade Commission Act prohibits unfair or deceptive trade practices and false or misleading advertising. The FTC has recently been very active in its enforcement of advertising against manufacturers and distributors of nutritional dietary supplements, having instituted several enforcement actions resulting in signed agreements and payments of large fines. Although the Company has not been the target of a FTC investigation, there can be no assurance that the FTC will not investigate the Company's advertising in the future.

         The Company is unable to predict the nature of any future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products not possible to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation regarding product ingredients, safety or usefulness. Any or all such requirements could have a material adverse effect on the Company's results of operations and financial condition.

         The Company's network marketing system is subject to governmental laws and regulations generally directed at ensuring that product sales are made to consumers of the products and that compensation and advancement within the marketing organization is based on sales of products rather than investment in the organization. These laws and FTC regulations include the federal securities laws, matters administered by the FTC and various state anti-pyramid and business opportunity laws. Although the Company believes that it is in compliance with all such laws and regulations, the Company remains subject to the risk that, in one or more of its present or future markets, its marketing system or the conduct of certain distributors could be found not to be in compliance with applicable laws or regulations. Failure by the Company or significant distributors to comply with these laws and regulations could have an adverse material effect on the Company in a particular market or in general. See "Risk Factors" and "Distribution and Marketing" for further discussion regarding the AVC with the Illinois Attorney General and other states, and "Legal Proceedings" regarding the class action litigation against the Company which was recently resolved.

EMPLOYEES AND PROPERTIES

         At March 31, 1998, the Company employed approximately 230 persons. The majority of the Company's employees are office, clerical and warehouse employees. The Company believes that its relationship with its employees is good.

         The Company's executive offices and principal warehouse facilities consists of approximately 83,000 square feet located in Houston, Texas. These facilities are leased from a non-affiliate pursuant to a lease which expires in July, 2001.

                                LEGAL PROCEEDINGS


         As more fully discussed in "Risk Factors" and "Business" and Note 8 to the Notes to "Financial Statements", the Company entered into an "Assurance of Voluntary Compliance" with the Illinois Attorney General and similar agreements with other states. In the future, inquiries may continue from various state agencies concerning the marketing of the Company's programs.

         A formal investigation was commenced during the fiscal year September 30, 1996 by the Securities and Exchange Commission regarding possible violations by the Company of the federal securities laws. In December 1996 the Company received a letter from the Securities and Exchange Commission notifying the Company that the staff inquiry had been terminated and that no enforcement action had been recommended at that time to the Commission.

         In August 1996, a suit was filed against the Company in the United States District Court for the Southern District of Texas, Houston Division (the "Federal Action"). Also named as defendants were Kevin Trudeau, a key distributor of the Company, the Trudeau Marketing Group, Inc., Bernard Sherman, the largest beneficial owner of the Company's Common Stock, certain officers of the Company, and Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc., the investment banking firms which previously served as underwriters of the July 1995 public offering of the Company's securities. The Federal Action was brought as a class action on behalf of persons who became "instant" executive distributors of the Company and on behalf of persons who purchased the Company's Common Stock and Warrants between July 11, 1995 and July 16, 1996.

         The principal allegations of the complaint in the Federal Action were that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and the sale of an unregistered security and that the Company failed to disclose the alleged illegality of the program and Mr. Trudeau's past.

         In August 1996, a suit was also filed against the Company and the same defendants in the Federal Action in the District Court of Harris County, Texas (the "State Action"). The State Action was brought as a class action on behalf of persons who purchased Common Stock and Warrants of the Company during the period from July 11, 1995 through July 16, 1996.

         The principal allegations of the complaint in the State Action were substantially similar to the Federal Action, i.e., that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and that the Company failed to disclose that its outstanding financial results were directly attributable to the questioned aspects of its marketing practices and failed to adequately disclose Mr. Trudeau's past.

         In January 1997, the Company reached two preliminary settlement agreements which resolved the class action lawsuits. The settlement agreements in these class action lawsuits are discussed in Note 8 to the Notes to "Financial Statements." In August 1997, the Federal Court approved as fair, reasonable and adequate the settlement involving the Company's distributors, and in September 1997, the settlement agreement involving purchasers of the Company's securities was approved by the Federal Court as fair, reasonable and adequate. The State Action was dismissed in November 1997.

         In February 1998, the Company was named as a defendant in an action commenced in the United States District Court for the District of Wyoming by a distributor of the Company. Also named as defendants are Kevin Trudeau, the Trudeau Marketing Group and Veridien Corp. Veridien Corp. is a manufacturer of Virahol, a disinfectant which is distributed by the Company. The plaintiff claims that the defendants misrepresented facts pertaining to Virahol in an attempt to entice her and others like her to join an illegal pyramid scheme. The plaintiff's claim is for out of pocket expenses of $1,913, the "benefit of the bargain" she made with defendants in an amount ranging from $240,000 to $4 million, medical expenses of $161 and damages to be determined for embarrassment, humiliation and emotional distress. The Company denies the allegations of the plaintiff and intends to vigorously defend this action. No reserve for loss contingency has been accrued in the Company's Financial Statements as of March 31, 1998.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The officers and directors of the Company are as follows:

               NAME                AGE                               POSITION
               ----                ---                               --------
David P. Bertrand                  54                 President, Director and Chairman of the Board of Directors

Jana Mitcham                       50                 Executive Vice President, Secretary and Director

David O. Rodrigue                  50                 Vice-President and Chief Financial Officer

John R. Brown, Jr.                 60                 Vice-President-Finance, Treasurer and Assistant Secretary

F. Wayne Ballenger                 50                 Director

M. F. Florence                     61                 Director

Richard S. Kashenberg              42                 Director

Gregory Pusey                      45                 Director

         DAVID P. BERTRAND has served as President and Chairman of the Board of Directors of the Company and its predecessors since 1984. Mr. Bertrand received a B.S. degree in education in 1966 and a Master of Education degree in administration and supervision in 1969, both from McNeese State University in Lake Charles, Louisiana. Mr. Bertrand is the brother-in-law of Jana Mitcham.

         JANA MITCHAM has served as Executive Vice President, Secretary and Director of the Company and its predecessors since 1984. Ms. Mitcham received a B.A. degree in 1974 in special education from McNeese State University and undertook graduate work in special education at the Korean Extension of the University of Maryland. Ms. Mitcham is the sister-in-law of David P. Bertrand.

         DAVID O. RODRIGUE became Vice President and Chief Financial Officer of the Company in January, 1998. From 1993 until he joined the Company, Mr. Rodrigue served as Vice President-Finance and Chief Financial Officer of Positron Corporation, a publicly-held company engaged in medical imaging. From 1989 to 1993, he functioned as a consultative chief financial officer to several privately-held companies. Mr. Rodrigue is a Certified Public Accountant and was previously employed by Coopers & Lybrand, LLP. He received B.S. and M.B.A. degrees from Louisiana State University.

         JOHN R. BROWN, JR. became Vice President-Finance of the Company in September, 1996. He assumed the positions of Treasurer and Assistant Secretary in January 1998. From April, 1989 until he joined the Company, Mr. Brown was a management consultant performing merger and acquisition services, systems analyses, financial reporting assistance, and other services for both publicly and privately held companies. From June, 1987 to March, 1989 he was Vice President-Finance & Administration for Environmental Protective Industries, Inc., an environmental services organization. Mr. Brown is a Certified Public Accountant and has over 20 years experience in public accounting with both national and local firms. Mr. Brown received a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the University of Texas at Austin.

         F. WAYNE BALLENGER has served as President of First Commercial Capital since 1995. He has also served as President of Puncture Guard L.L.C. since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received a B.B.A. degree from the University of the South in 1968. Mr. Ballenger became a director of the Company in November 1995.

         M. F. FLORENCE has served as President of Sherfam Inc. since 1989. Sherfam Inc. is a holding company, principally of pharmaceutical companies and is the parent of Shermfin Corp., which is a principal shareholder of the Company. From 1958 to 1989, Mr. Florence was associated with the firm of Wm. Eisenberg & Co., a firm of chartered accountants in Canada. He served as a partner of the firm from 1964 to 1989. Mr. Florence received a Bachelor of Commerce degree from the University of Toronto. He is the recipient of a Chartered Accountant degree from the Institute of Chartered Accountants of Ontario. Mr. Florence is also a Director of Barr Laboratories, Inc., a publicly held corporation whose common shares are listed on the American Stock Exchange. Mr. Florence has served as a director of the Company since 1994.

         RICHARD S. KASHENBERG has served as President of Adam Nutrition, Inc. since November 1997. He served as President at NION Laboratories from 1982 to 1996, and as a consultant to NION through October 1997. NION is a principal supplier of products sold by the Company. Mr. Kashenberg served as President and Director of NEC-Utah from 1991 until its merger with the Company in 1994. Mr. Kashenberg has served as a director of the Company since 1994. Mr. Kashenberg received a Bachelor's degree from Vanier College.

         GREGORY PUSEY is primarily engaged in private investment activities. He has served both as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd., venture capital firms, since 1987. He is also President and a director of Cambridge Holdings, Ltd., a publicly held real estate firm and Executive Vice President and a director of Naturally Direct, Inc., a company recently formed to consolidate companies in the nutritional supplement industry. Mr. Pusey received a B.S. degree in Finance from Boston College in 1974. Mr. Pusey became a director of the Company in 1994.

         The Company has entered into an agreement with Shermfin Corp. wherein it has agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. The current designee is M. F. Florence who shall continue to serve in such capacity until written notice otherwise is provided by Shermfin Corp. to the Company. See "Certain Transactions".

         The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. M.F. Florence and Gregory Pusey serve as the two members of the Audit Committee. The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg serve as the three members of the Compensation Committee. The Compensation Committee reviews stock option and other compensation policies and programs.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company to the officers whose total annual compensation exceeded $100,000 during the fiscal years ended September 30, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION                   ----------------------------------------------
                             -------------------------------------------           AWARDS                PAYOUTS
                                                                                   ------                -------
  Name and Principal         Year       Salary       Bonus      Other     Restricted     Options    LTIP       All other
  ------------------         ----       ------       -----      ----      ----------     -------    ----       ---------
       Position                          ($)                    Annual      Stock         /SARs    Payouts     Compen-
       --------                          ---                    ------      -----         -----    -------     -------
                                                                Compen-    Awards                              sation(1)
                                                                ------     ------                              ---------
                                                                sation
                                                                ------
David P. Bertrand(1)         1995       162,006     143,829        5,250        0         80,400      0         12,885
Chief Executive Officer      1996       162,000     530,812       15,750        0              0      0         12,885
                             1997       412,434           0            0        0         40,200      0          6,485

Jana Mitcham(1)              1995       157,316     143,829        5,250        0         75,600      0          9,013
Executive Vice President     1996       156,000     526,649       15,500        0              0      0          9,013
                             1997       387,793           0            0        0         37,800      0          4,985

Barry C. Loder(2)            1995        51,404       7,790        1,500        0         50,000      0              0
Vice President and Chief     1996       121,184      57,500       11,208        0              0      0              0
Financial Officer            1997       161,243           0            0        0         55,000      0              0

Ronnie D. Meaux(1)           1995        81,350      10,000        6,900        0         36,000      0          6,392
Vice President,              1996        87,430      53,160        9,400        0              0      0          6,392
Treasurer and Assistant      1997        87,101           0        6,000        0         12,250      0          2,619
Secretary

John R. Brown, Jr.(3)        1995             0           0            0        0              0      0              0
Vice-President-Finance       1996        30,030       6,900            0        0         10,000      0              0
                             1997        76,357           0            0        0              0      0              0

----------------

    (1) The Company has obtained insurance policies on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, of which benefit amounts of $1,060,000, $660,000 and $467,000 on the lives of Mr. Bertrand, Ms.
         Mitcham and Mr. Meaux, respectively, constitute "keyman" insurance and are payable to the Company. Approximately 51% of the aggregate insurance benefits on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux are payable to beneficiaries designated by Mr. Bertrand, Ms. Mitcham and Mr. Meaux. In addition, part of the cash value may be used as retirement benefits for the executive officers. The premiums paid by the Company allocable to these items are included in the table. Mr. Meaux resigned as an employee of the Company in March 1998.

    (2) Mr. Loder joined the Company as Vice President and Chief Financial Officer in March 1995, and became Chief Operating Officer in April 1997. He resigned in January 1998.

    (3) Mr. Brown commenced work with the Company on a part-time basis in December 1995 and became a full-time employee and officer of the Company in September 1996.

EMPLOYMENT AGREEMENTS

         In 1995 the Company entered into employment agreements with Mr. Bertrand and Ms. Mitcham which expired on September 30, 1996. The terms of the agreements were essentially identical. Mr. Bertrand received an annual salary of $162,000 and Ms. Mitcham received an annual salary of $156,000. Each was also entitled to 5% of the first $2,000,000 of annual pre-tax income of the Company, 4% of the amount in excess of $2,000,000 but less than $2,500,000, and 3% of the amount over $2,500,000. Mr. Bertrand was also granted the right to create a special bonus pool for key employees to receive up to 2% of the pre-tax income between $2,000,001 and $2,500,000 and up to 4% of the pre-tax income greater than $2,500,000.

         Effective October 1, 1996, the Company entered into new employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $400,000 and Ms. Mitcham's annual salary is $376,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus if the Company has pre-tax annual income between $3 million and $20 million. Each is entitled to receive 5% of any annual pre-tax income between $3 million and $5 million; four percent of the annual pre-tax income between $5 million and $10 million; and three percent of the annual pre-tax income between $10 million and $20 million. The term of each agreement is three years. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer. In March 1998, Mr. Bertrand and Ms. Mitcham each agreed to reduce their salaries by 25% and each was granted options to purchase 20,000 shares of Common Stock. The exercise price for the options is $5.13 per share, which was the fair market value of the Common Stock on the date of grant. See "Principal Shareholders."

OPTION PLANS

         In 1993 and 1995 the Company adopted stock option plans for the grant of options to employees and consultants (the "Plans"). The provisions for each of the Plans are similar. At March 31, 1998, there were outstanding or reserved for issuance options to acquire up to 508,800 shares of Common Stock. Under the Plans, the Company may issue options to purchase up to an additional 295,356 shares of Common Stock. Under the Plans, options may be granted in the form of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory stock options. The Board of Directors has the authority to fix the terms and number of options to be granted and the employees to receive the options. The exercise price of each stock option granted under the Plans may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of incentive stock options granted to employees owning more than 10% of the Common Stock). All of the outstanding options were granted at exercise prices which were not less than the fair market value on the respective grant dates. See "Principal Shareholders" regarding outstanding options to officers and directors of the Company.

         The maximum term of options granted under the plans is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Options granted under the Plans are non-transferable and generally expire 30 days after the termination of any optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 90 days following such disability or death.

Option Grants in Fiscal Year Ended September 30, 1997
-----------------------------------------------------

         The following table sets forth information with respect to stock option grants to the named executive officers during the fiscal year ended September 30, 1997:

                                                                                       Potential realizable value at
                                                                                       -----------------------------
                                                                                          Assumed Annual Rates of
                                                                                          -----------------------
                                                                                          Stock Price Appreciation
                                 Individual Grants                                        ------------------------
                                 -----------------                                            For Option Term
                                                                                              ---------------
                          Number of         Percent of
                          ---------         ----------
                          Securities      Total options/   Exercise or
                          ----------      --------------   -----------
         Name             underlying       SARs granted    Base price     Expiration        5% ($)         10% ($)
         ----             ----------       ------------    ----------     ----------        ------         -------
                         Options/SARs      to employees      ($/Sh)          Date
                         ------------      ------------      ------          ----
                          granted (#)     in fiscal year
                          -----------     --------------
David P. Bertrand           40,200              16.3          13.00          11/06         288,124         709,663
Jana Mitcham                37,800              15.3          13.00          11/06         270,923         667,295
Barry C. Loder              25,000              10.1          13.00          11/06         179,182         441,333
                            30,000              12.2          10.38          04/07         181,685         452,854
Ronnie D. Meaux             12,250               5.0          13.00          11/06          87,799         216,253
John R. Brown, Jr.               0                 0              0              0               0               0

Option Exercises and Year-End Values
------------------------------------

         The following table shows option exercises by the named executive officers during the fiscal year ended September 30, 1997 and the number and value of unexercised options at September 30, 1997.

                                                                                                  Value of
                              Number of                             Number of                   Unexercised
                            Shares Under-        Value         Unexercised Options              In-the-Money
     Name                   Lying Options      Realized          At Year End (#)                 Options at
     ----                   Exercised (#)         ($)              Exercisable/                 Year End ($)
                            -------------         ---             Unexercisable                 Exercisable/
                                                                  -------------               Unexercisable(1)
                                                                                              ---------------
David P. Bertrand                 0                0              80,400/40,200                  494,070/0
Jana Mitcham                      0                0              75,600/37,800                  465,570/0
Barry C. Loder                    0                0              50,000/55,000                  265,625/0
Ronnie D. Meaux                   0                0              24,500/12,250                  151,631/0
John R. Brown, Jr.                0                0                3,334/6,666                     0/0

----------------------

(1) Based on the price of the Common Stock of $8.00 on September 30, 1997 as reported by The Nasdaq Stock Market.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive $18,000 per year, $400 for each Board meeting attended, and $200 for each committee meeting of the Board attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company may also utilize the services of its outside directors as consultants to the Company. During the fiscal year ended September 30, 1996, the Company paid Mr. Pusey $58,000, and $12,000 to each of Mr. Kashenberg and Mr. Florence. During the fiscal year ended September 30, 1997, Mr. Pusey was paid $77,200.

         In November 1995, the Board of Directors of the Company adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan.") The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's Common Stock to each eligible director on the date of adoption of the Non-Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1 of each year (commencing in 1996), options to purchase an additional 5,000 shares of Common Stock will be granted to each eligible director. The exercise price of the options is the fair market value of the Common Stock on the date the options are granted. The options are exercisable in full as of the date of grant. The shares acquired upon exercise of these options cannot be sold for six months following the date of grant. In November 1995, the Company granted options to purchase 5,000 shares of Common Stock at a price of $19.75 per share to each of
F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. In December 1996 the Company granted options to purchase 5,000 shares of Common Stock at a price of $12.38 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. These persons each received options to purchase 5,000 shares of Common Stock at a price of $7.00 per share in December 1997. Each option granted pursuant to the Non-Discretionary Plan will expire five years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a director of the Company.

         Options granted pursuant to the Non-Discretionary Plan will not qualify for the special tax benefits given to incentive stock options under Section 422 of the Code. Accordingly, all of the stock options granted pursuant to the Non-Discretionary Plan may be deemed to be non-statutory stock options. The options are generally non-transferable.


INDEMNIFICATION AND LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

         The Company's Articles of Incorporation provide for the indemnification of directors and officers of the Company. In general, the Company will indemnify its officers and directors against expenses incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties, except in relation to matters to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The Company has no director and officer liability insurance. There are no pending claims for indemnification, nor is the Company aware of any pending or threatened claims which would result in a claim for indemnification.

         In addition, the Company's Articles of Incorporation eliminate liability of directors to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director except in the case of liability: (i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that constitute a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. It does not limit the rights of third parties, nor does it limit or eliminate the rights of the Company or any shareholder, to seek non-monetary relief such as an injunction or rescission if a director breaches his duty of care. The provision applies only to the duty of care and not to any other fiduciary duties to the Company and its shareholders.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 11, 1998 and as adjusted to reflect the sale of 399,887 shares of Common Stock offered hereby, by (i) each shareholder who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.

                                             Number of                    Percentage of Ownership
  Beneficial Owner                          Shares Owned            Before Offering        After Offering
--------------------                        ------------            -------------------------------------
Apotex Foundation                             650,000(1)                 11.1                  10.4
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

Bernard Sherman                             1,215,390(1)                 20.7                  19.4
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

Shermfin Corp.                                565,390(1)                  9.6                   9.0
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

M. F. Florence                                586,390(1)(2)              10.0                   9.3
150 Signet Dr.
Weston, Ontario, Canada
M9L 1T9

Jana Mitcham                                  418,704(3)                  7.1                   6.7
10618 Great Plains
Houston, Texas 77064

David P. Bertrand                             332,492(4)                  5.7                   5.3
10622 Great Plains
Houston, TX  77064

Gregory Pusey                                 175,584(5)                  3.0                   2.8
1722 Buffehr Creek Road
Vail, Colorado 81657

Richard S. Kashenberg                          65,372(6)                  1.1                   1.0
11010 Hopkins Street, Unit B
Mira Loma, CA  91752

F. Wayne Ballenger                             15,000(7)                   .3                    .2
3134 Meadway Drive
Houston, Texas 77082

All Officers and Directors                  1,628,542(8)                 27.7                  25.9
as a Group (8 Persons)

------
(1) Messrs. Sherman and Florence may be deemed beneficial owners of the shares held by Shermfin Corp. due to their affiliations with Shermfin Corp. Mr. Sherman may be deemed a beneficial owner of the shares held by Apotex Foundation as he is a Trustee of the Apotex Foundation. In July, 1994, Mr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc.

(2) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share and (iv) options to acquire 5,000 shares of Common Stock at $7.00 per share.

(3) Includes 5,000 Warrants and options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, (ii) 16,800 shares of Common Stock at $1.875 per share, (iii) 16,800 shares of Common Stock at $2.25 per share and (iv) 37,800 shares of Common Stock at $13.00 per share, of which options to acquire 12,600 shares become exercisable in each of November 1998 and November 1999. Also includes 11,554 shares of Common Stock owned by her daughter, 4,000 shares of Common Stock owned by her husband, and options held by her husband to acquire 4,800 shares of Common Stock at $1.665 per share and 3,600 shares of Common Stock at $13.00 per share, of which options to acquire 1,200 shares become exercisable in each of November 1998 and November 1999. Does not include options to purchase 20,000 shares of Common Stock at $5.13 per share, which become exercisable in September 1998.

(4) Includes options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, (ii) 19,200 shares of Common Stock at $1.875 per share, (iii) 19,200 shares of Common Stock at $2.25 per share and (iv) 40,200 shares of Common Stock at $13.00 per share, of which options to acquire 13,400 shares become exercisable in each of November 1998 and November 1999. Also includes 40,000 shares owned by his two sons and options held by his wife to acquire 4,800 shares of Common Stock at $1.665 per share and 3,600 shares of Common Stock at $13.00 per share, of which options to acquire 1,200 shares become exercisable in each of November 1998 and November 1999. Does not include options to purchase 20,000 shares of Common Stock at $5.13 per share, which become exercisable in September 1998.

(5) Includes 3,000 Warrants and options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) 6,000 shares of Common Stock at $1.875 per share, (iii) 6,000 shares of Common Stock at $2.25 per share and (iv) 9,000 shares of Common Stock at $13.00 per share, of which options to acquire 3,000 shares become exercisable in each of November 1998 and November 1999. Also includes 20,880 shares of Common Stock and 14,000 Warrants held by entities which are affiliates of Mr. Pusey, and 14,104 shares of Common Stock and 1,000 Warrants held by his wife, individually, or as custodian for their minor children.

(6) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) 5,000 shares of Common Stock at $19.75 per share, (iii) 5,000 shares of Common Stock at $12.38 per share and (iv) 5,000 shares of Common Stock at $7.00 per share.

(7) Includes options to acquire (i) 5,000 shares of Common Stock at $19.75 per share; (ii) 5,000 shares of Common Stock at $12.38 per share, and (iii) 5,000 shares of Common Stock at $7.00 per share.

(8) Includes the following options held by persons who are officers, but not directors, of the Company: Options to acquire (i) 10,000 shares of Common Stock at $11.50 per share, of which options to acquire 3,333 shares become exercisable in each of September 1998 and September 1999, and (ii) 25,000 shares of Common Stock at $5.75 per share, of which options to acquire 8,333 shares become exercisable in each of January 1999, January 2000 and January 2001.

                              CERTAIN TRANSACTIONS

         The Company and its predecessors borrowed an aggregate of $650,000 from Shermfin Corp. during the period from 1988 to 1991. The loans were evidenced by promissory notes with interest at rates ranging from 9% to 11% per annum with maturity dates from October 1995 to October 1996. The promissory notes were convertible at the option of Shermfin Corp. into an aggregate of 966,834 shares of Common Stock. In March 1995 the Company entered into an agreement with Shermfin Corp. pursuant to which it was agreed that Shermfin Corp. would convert $130,500 of debt from the note in the principal amount of $250,000 into 360,000 shares of the Company's Common Stock at the closing of the Company's public offering of securities that year. It was further agreed that the remaining principal balance of the promissory note in the principal amount of $250,000 ($119,500), plus the entire principal balances of the other three notes (an aggregate of $400,000) would be repaid to Shermfin Corp. at the closing of the offering. The Company believes that the borrowing arrangements with Shermfin Corp. were made on terms at least as favorable as could be obtained from third parties.

         In its March 1995 agreement with Shermfin Corp., the Company agreed to register the 360,000 shares to be issued to Shermfin Corp. during the period commencing one year after the date of commencement of the offering (July 10, 1995) and ending four years after the date of the offering (July 10, 1999). The Company filed a registration statement in 1997. See "Shares Eligible For Future Sale". The Company also agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. Shermfin Corp. designated M.F. Florence to serve on the Board.

         A substantial portion of the products purchased by the Company during the past three fiscal years have been supplied by NION Laboratories, which was a subsidiary of Shermfin Corp. until June 1995. NION Laboratories is a manufacturer of pharmaceutical and consumer-related products. During the fiscal years ended September 30, 1995, 1996 and 1997, the Company purchased approximately $2,258,000, $5,234,000 and $4,190,000 of goods, respectively, from NION Laboratories. Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 1996, and as a consultant to NION through October 1997. The Company believes that the terms it obtained from NION are at least as favorable as could have been obtained from third parties.

         In October 1995 the Company granted warrants to purchase 500,000 shares of Common Stock at $12.50 to Kevin Trudeau. The warrants were to become exercisable on April 15, 1996 and to expire on October 14, 1998. The exercise price of the warrants on the date of grant was not less than the market price of the Company's Common Stock on that date. In April 1996 Mr. Trudeau agreed to the cancellation of these warrants and they are no longer outstanding.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 (the "Common Stock"), and 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock").

COMMON STOCK

         As of the date of this Amended Prospectus, the Company had outstanding 5,882,306 shares of Common Stock. Holders of Common Stock are, subject to the rights of the holders of Preferred Stock, entitled to receive dividends, when and if declared by the Board of Directors, out of funds of the Company legally available therefor. Each holder of Common Stock is entitled to cast one vote per share in all matters to be voted upon by shareholders. Cumulative voting is not allowed in the election of Directors or for any other purpose. Therefore, the holders of more than 50% of the outstanding Common Stock can elect all Directors. The holders of one-third of the outstanding Common Stock constitute a quorum at any meeting of shareholders and the vote by the holders of the majority of the outstanding shares is required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Articles of Incorporation. The shares of the Company's Common Stock have no preemptive or conversion rights, or redemption or sinking fund provisions, and are not liable for further call or assessment. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, including any liquidation preference on the Preferred Stock of the Company, each holder of Common Stock will be entitled to receive a pro rata portion of the remaining net assets of the Company, if any.

PREFERRED STOCK

         The Board of Directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The Board has not designated any shares of Preferred Stock. Therefore, the full 1,000,000 shares of Preferred Stock are available for issuance in series. The issuance of Preferred Stock could affect adversely the voting power of holders of Common Stock and the likelihood that such holders would receive dividends and dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS AND OPTIONS

         The holder of one Warrant is entitled to purchase one share of the Company's Common Stock at a price of $3.75 per share until September 15, 1998, unless earlier redeemed by the Company. The Company may at any time and from time to time extend the term of the Warrants or reduce the exercise price of the Warrants. Unless exercised during the exercise period, the Warrants will expire automatically.

         Subject to compliance with applicable securities laws, Warrant certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose.

         For a holder to exercise Warrants, there must be a current registration statement in effect with the SEC and various state securities authorities registering the shares of Common Stock underlying the Warrants or, at the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company intends to maintain a current registration statement which will permit the exercise of the Warrants. Maintaining a current effective registration statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may not be exercised in any state in which the issuance of Common Stock and exercise of the Warrants is not permitted under such state's "blue sky" or securities laws. Holders of the Warrants may telephone the Company in order to ascertain in which states the Warrants may be exercised. There is no minimum number of shares that must be purchased upon exercise of the Warrants, except that no fractional shares will be issued.

         The Company has the right, at its discretion, to call all of the Warrants for redemption on 30 days' prior written notice at a redemption price of $.05 per Warrant if: (i) the closing bid price of the Company's Common Stock exceeds the exercise price of the Warrants by at least 50% during a period of at least 20 of the 30 trading days immediately preceding the Notice of Redemption;
(ii) the Company has in effect a current registration statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 30 day notice period is within the term of the Warrants. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 30-day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 30-day period, irrespective of whether such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of the 30-day period.

         In connection with the Company's public offering of securities pursuant to a Prospectus dated July 10, 1995, the Company sold to Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc., the Representatives of the Underwriters and their designees, for $100 options to purchase an aggregate of 160,000 shares of Common Stock and 80,000 Warrants to purchase 80,000 shares of Common Stock (the "Representatives' Securities"). The Representatives' Securities are exercisable for a four-year period which commenced July 10, 1996 at $3.225 per share of Common Stock and at $.15 per warrant. The warrants have the same exercise price ($3.75) as the Warrants issued to the public.

         In March 1998, the Company entered into a Consulting Agreement with Piedmont Consulting, Inc. ("Piedmont") pursuant to which Piedmont will provide public and investor relations services for the Company for a twelve-month period. The Company has agreed to pay Piedmont $4,000 per month and to issue to Piedmont warrants to purchase up to 100,000 shares of Common Stock. Warrants to purchase up to 30,000 shares vested upon signing of the Agreement, and warrants to purchase up to 40,000 shares at $7 per share vested when the Common Stock traded at an average price of $7 per share or higher for a 20-day period. Warrants to purchase up to an additional 30,000 shares at $10 per share are subject to vesting upon the Common Stock trading at a 20-day average at $10 or higher. The exercise period for all of the warrants granted to Piedmont will expire in March 2001. The Company has agreed to file a registration statement registering the shares of Common Stock underlying the warrants. The Company anticipates that it will file this registration statement in the fall of 1998. Beginning in April 1998, the $66,000 value of the initial 30,000 shares will be amortized into operations as professional services over the twelve months period ending March 31, 1999.

TRANSFER AND WARRANT AGENT

         Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202-4614, is the Transfer Agent for the Common Stock and the Warrants and the Warrant Agent under the Warrant Agreement.

                                  LEGAL MATTERS

         The law firm of Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with this offering and has rendered an opinion concerning the legality of the Common Stock offered hereby.

                                     EXPERTS

         Financial statements of the Company as of September 30, 1997 and 1996 and for each of the years in the two year period ended September 30, 1997 included in this Amended Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. Financial statements of the Company for the year ended September 30, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements (unaudited):

  Consolidated Balance Sheets .....................................................................................F-2

  Consolidated Statements of Operations............................................................................F-3

  Consolidated Statements of Stockholders' Equity..................................................................F-4

  Condensed Consolidated Statements of Cash Flows..................................................................F-5

  Notes to Consolidated Financial Statements.......................................................................F-6

Fiscal Financial Statements:

  Independent Auditors' Reports ...................................................................................F-8

  Consolidated Balance Sheets ....................................................................................F-10

  Consolidated Statements of Operations...........................................................................F-11

  Consolidated Statements of Stockholders' Equity.................................................................F-12

  Consolidated Statements of Cash Flows...........................................................................F-13

  Notes to Consolidated Financial Statements......................................................................F-14

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      March 31,
                                                                        1998          September 30,
                                                                     (Unaudited)          1997
                                                                     ----------        ----------
                                    ASSETS
Current assets:
   Cash and cash equivalents                                       $  6,049,280         8,903,957
   Cash-restricted                                                       --               513,195
   Receivables                                                        1,103,619         1,547,479
   Inventories                                                        8,099,475         7,920,454
   Deferred tax asset, net                                            1,543,000         1,888,442
   Refundable federal income taxes                                    1,048,008         1,029,277
   Prepaid expenses and other assets                                    818,462           496,517
                                                                     ----------        ----------
      Total current assets                                           18,661,844        22,299,321

Property and equipment, net                                           7,592,843         6,534,042
Intangible assets, net                                                   88,999           199,047
Other assets                                                            346,532           315,026
                                                                     ----------        ----------
                                                                   $ 26,690,218        29,347,436
                                                                     ==========        ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                $  3,301,955         3,707,930
   Accrued bonuses and commissions                                    1,669,706         1,973,646
   Current portion of capital lease obligation                          192,477           157,739
   Accrued expenses and other liabilities                               601,336         1,072,883
   Accrued cruise                                                         --            1,195,150
   Lawsuit settlement accrual                                            93,070         1,332,314
   Deferred income                                                    3,531,438         3,130,524
   Federal and franchise tax payable                                    290,216            43,216
   Dividends payable                                                    117,150           115,798
                                                                     ----------        ----------
       Total current liabilities                                      9,797,348        12,729,200

Deferred tax liability                                                  300,000           282,000
Long-term portion of capital lease obligation                           501,521           478,220

Stockholders' equity:
   Preferred stock, $.001 par value; 1,000,000 shares
    authorized; none issued and outstanding                               --                --
   Common stock, $.01 par value; 20,000,000 shares
    authorized; 5,840,935 and 5,775,835 shares, respectively             58,409            57,758
   Additional paid-in capital                                        10,864,294        10,688,951
   Retained earnings                                                  5,300,527         5,176,539
   Cumulative foreign currency translation adjustment                   (58,071)            8,578
                                                                     ----------        ----------
                                                                     16,165,159        15,931,826
   Less: Treasury stock - 9,000 shares at cost                          (73,810)          (73,810)
                                                                     ----------        ----------
       Total stockholders' equity                                    16,091,349        15,858,016
                                                                     ----------        ----------
                                                                   $ 26,690,218        29,347,436
                                                                     ==========        ==========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                        SIX MONTHS
                                                                      ENDED MARCH 31,
                                                               -----------------------------
                                                                  1998               1997
                                                                  ----               ----
Net sales                                                     $35,962,705         40,469,268

Cost of sales                                                  25,199,265         29,873,040
                                                               ----------         ----------

Gross profit                                                   10,763,440         10,596,228

Operating expenses:
   Marketing, distribution and administrative expenses         10,019,704         10,014,352
   Lawsuit settlement                                              --              6,425,000
                                                               ----------         ----------
                                                               10,019,704         16,439,352
                                                               ----------         ----------

Income (loss) from operations                                     743,736         (5,843,124)
Other income (expense):
   Interest, net                                                   92,713            334,672
   Other, net                                                     112,486            (78,592)
                                                               ----------         ----------
                                                                  205,199            256,080
                                                               ----------         ----------

Income (loss) before income tax expense (benefit)                 948,935         (5,587,044)
Income tax expense (benefit)                                      592,000         (1,817,130)
                                                               ----------         ----------

Net income (loss)                                             $   356,935         (3,769,914)
                                                               ==========         ==========

Basic income (loss) per common share                          $      0.06              (0.68)
                                                               ==========         ==========

Diluted income (loss) per common share                        $      0.06              (0.68)
                                                               ==========         ==========


Weighted average common shares:
   Basic                                                        5,797,120          5,569,661
                                                               ==========         ==========
   Diluted                                                      6,193,810          5,569,661
                                                               ==========         ==========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             SIX MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                                                Cumulative
                                                    Additional      Retained      Foreign                        Total
                                         Common       Paid-In       Earnings     Currency    Treasury         Stockholders'
                                          Stock       Capital      (Deficit)    Adjustment     Stock             Equity
                                       ----------   ----------     ---------     -------      -------         ------------
Balance, at September 30, 1996         $   55,686    9,939,059     7,611,580      (4,609)        --           $ 17,601,716

    Net (loss)                              --           --       (3,769,914)       --           --             (3,769,914)

    Cash dividends                          --           --         (222,741)       --           --               (222,741)

    Foreign currency adjustment             --           --            --         64,576         --                 64,576

    Exercise of stock options                  72       11,952         --          --            --                 12,024
                                       ----------   ----------     ---------     -------      -------         ------------

Balance, at March 31, 1997             $   55,758    9,951,011     3,618,925      59,967         --           $ 13,685,661
                                       ==========   ==========     =========     =======      =======         ============

Balance, at September 30, 1997         $   57,758   10,688,951     5,176,539       8,578      (73,810)        $ 15,858,016

    Net income                              --           --          356,935        --           --                356,935

    Cash dividends                          --           --         (232,947)       --           --              (232,947)

    Foreign currency adjustment             --           --            --        (66,649)        --                (66,649)

    Exercise of stock options                 536      132,333         --           --           --                132,869

    Exercise of warrants                      115       43,010         --           --           --                 43,125
                                       ----------   ----------     ---------     -------      -------         ------------

Balance, at March 31, 1998             $   58,409   10,864,294     5,300,527     (58,071)     (73,810)        $ 16,091,349
                                       ==========   ==========     =========     =======      =======         ============

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                           SIX MONTHS
                                                                        ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                     1998                1997
                                                                 -----------          ----------
Net cash provided by (used in) operating activities              $(1,097,010)          3,175,942

Net cash used in investing activities                             (1,693,456)         (1,101,274)

Net cash provided by (used in) financing activities                    2,438            (210,716)

Cumulative foreign currency translation adjustment                   (66,649)             64,576
                                                                 -----------          ----------

   Net increase (decrease) in cash and cash equivalents           (2,854,677)          1,928,528

Cash and cash equivalents at beginning of period                   8,903,957          15,588,504
                                                                 -----------          ----------

Cash and cash equivalents at end of period                       $ 6,049,280          17,517,032
                                                                 ===========          ==========


         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INTERIM FINANCIAL STATEMENTS

     The accompanying financial statements of Nutrition For Life International, Inc. (the Company) have been prepared in accordance with the instructions to quarterly reports on Form 10-Q. In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 1998, and for all periods presented have been made. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with generally accepted accounting principles have been condensed or omitted. It is therefore suggested that these financial statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company's Annual Report on Form 10-K. The results of operations for the period ended March 31, 1998 are not necessarily an indication of operating results for the full year.

     Subsequent to September 30, 1997 the Company adopted Statements of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to stockholders by the weighted number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share.

     Earnings per share amounts as required by Statements of Financial Accounting Standards No 128 are calculated as follows:

                                                For the Six Months Ended March 31, 1998
                                              --------------------------------------------
                                                Income           Shares          Per Share
                                              (Numerator)      (Denominator)      Amount
                                              -----------      -------------     ---------
        Net income                             $356,935
                                                =======
        Basic EPS:
        Net income available
           to common stockholders               356,935         5,797,120       $  0.06
                                                                                =======
        Effect of dilutive warrants
           and options                             --             396,690
                                                -------         ---------
        Diluted EPS:
        Net income available to common
           stockholders + assumed
           conversions                         $356,935         6,193,810       $  0.06
                                                =======         =========       =======

                                                 For the Six Months Ended March 31, 1997
                                             -----------------------------------------------
                                             Income (loss)        Shares           Per Share
                                              (Numerator)      (Denominator)        Amount
                                               ---------        -----------         ------
Net income (loss)                          $ (3,769,914)
                                              =========
Basic EPS:
Net income (loss) available
  to common stockholders                   $ (3,769,914)         5,569,661        $  (0.68)
                                                                                      ====
Effect of dilutive warrants
  and options                                     --                 --  *
                                              ---------          ---------
Diluted EPS:
Net income (loss) available to common
  stockholders + assumed
  conversions                              $ (3,769,914)         5,569,661        $  (0.68)
                                              =========          =========            ====

*Warrants and options totalling 721,892 are not incorporated in calculating
Diluted EPS as the effect is anti-dilutive.

                                                For the Three Months Ended March 31, 1998
                                             -----------------------------------------------
                                                Income            Shares           Per Share
                                              (Numerator)      (Denominator)        Amount
Net income                                    $ 605,419
                                                =======
 Basic EPS:
 Net income available
   to common stockholders                     $ 605,419          5,804,528        $   0.10
                                                                                      ====
 Effect of dilutive warrants
   and options                                     --              357,002
                                               --------          ---------
 Diluted EPS:
 Net income available to common
   stockholders + assumed
   conversions                                $ 605,419          6,161,530        $   0.10
                                                =======          =========            ====

                                                For the Three Months Ended March 31, 1997
                                             -----------------------------------------------
                                                Income            Shares           Per Share
                                              (Numerator)      (Denominator)        Amount
Net income                                    $ 726,414
                                                =======
Basic EPS:
Net income available
  to common stockholders                      $ 726,414          5,570,785        $   0.13
                                                                                      ====
Effect of dilutive warrants
  and options                                     --               689,642
                                                -------          ---------
Diluted EPS:
Net income available to common
  stockholders + assumed
  conversions                                 $ 726,414          6,260,427        $   0.12
                                                =======          =========            ====

The Company has not yet adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", nor No. 131, "Disclosure about Segments of a Business Enterprise". The Company will be required to adopt these Statements during the fiscal year ended September 30, 1998. The Company does not believe either Statement will have a material impact on the financial statements.

         In February 1998, the Company was named as a defendant in an action commenced in the United States District Court for the District of Wyoming by a distributor of the Company. Also named as defendants are Kevin Trudeau, the Trudeau Marketing Group and Veridien Corp. Veridien Corp. is a manufacturer of Virahol, a disinfectant which is distributed by the Company. The plaintiff claims that the defendants misrepresented facts pertaining to Virahol in an attempt to entice her and others like her to join an illegal pyramid scheme. The plaintiff's claim is for out of pocket expenses of $1,913, the "benefit of the bargain" she made with defendants in an amount ranging from $240,000 to $4 million, medical expenses of $161 and damages to be determined for embarrassment, humiliation and emotional distress. The Company denies the allegations of the plaintiff and intends to vigorously defend this action. No reserve for loss contingency has been accrued in the Company's Financial Statements as of March 31, 1998.

               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT
               ------------------------------------------------


To the Board of Directors
  and Shareholders of
  Nutrition for Life International, Inc.



We have audited the consolidated balance sheets of Nutrition for Life International, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nutrition for Life International, Inc. at September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.



                                                       BDO Seidman, LLP


Houston, Texas
December 16, 1997,
except for note 1
which is as of
June 19, 1998

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
Nutrition For Life International, Inc.:


We have audited the accompanying statements of operations, stockholders' equity and cash flows of Nutrition For Life International, Inc. for the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Nutrition For Life International, Inc. for the year ended September 30, 1995, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP

Houston, Texas
November 2, 1995, except as to note 2,
which is as of December 8, 1995

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                                       1997                  1996
                                                                    ----------           -----------
                                     ASSETS
                                     ------
Current Assets:
 Cash and cash equivalents ...............................        $  8,903,957         $ 15,588,504
 Cash-restricted .........................................             513,195                   --
 Receivables .............................................           1,547,479              368,062
 Inventories .............................................           7,920,454            6,365,350
 Deferred tax asset, net (Note 5) ........................           1,888,442            1,561,000
 Refundable federal income taxes (Note 5) ................           1,029,277              500,000
 Prepaid expenses and other assets .......................             496,517              260,091
                                                                  ------------         ------------

  Total Current Assets ...................................          22,299,321           24,643,007

Property and equipment, net (Note 3) .....................           6,534,042            2,493,759
Intangible assets, net ...................................             199,047              340,063
Other assets .............................................             315,026              212,031
                                                                  ------------         ------------
                                                                  $ 29,347,436         $ 27,688,860
                                                                  ============         ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
 Accounts payable ........................................        $  3,707,930         $  2,577,101
 Accrued bonuses and commissions .........................           1,973,646            2,041,678
 Current portion of capital lease obligation (Note 4) ....             157,739                   --
 Deferred income (Note 7) ................................           3,130,524            3,893,570
 Accrued cruise (note 8) .................................           1,195,150                   --
 Lawsuit settlement accrual (note 8) .....................           1,332,314                   --
 Accrued expenses and other liabilities ..................           1,072,883              552,424
 Federal and franchise tax payable (Note 5) ..............              43,216              850,000
 Dividends payable (Note 2) ..............................             115,798              111,371
                                                                  ------------         ------------

   Total Current Liabilities .............................          12,729,200           10,026,144

Deferred tax liability (Note 5) ..........................             282,000               61,000
Long-term portion of capital lease obligation (Note 4) ...             478,220                   --

Commitments and contingencies (Note 8)

Stockholders' Equity (Note 2):
 Preferred stock, $.001 par value; 1,000,000
   authorized; none issued and outstanding ...............                  --                   --
 Common stock; $.01 par value; 20,000,000
   shares authorized .....................................              57,758               55,686
 Additional paid-in capital ..............................          10,688,951            9,939,059
 Retained earnings .......................................           5,176,539            7,611,580
 Cumulative foreign currency translation adjustment ......               8,578               (4,609)
                                                                  ------------         ------------
                                                                    15,931,826           17,601,716
                                                                  ------------         ------------

 Less:  Treasury stock-9,000 shares at cost ..............             (73,810)                  --
                                                                  ------------         ------------
   Total Stockholders' Equity ............................          15,858,016           17,601,716
                                                                  ------------         ------------
                                                                  $ 29,347,436         $ 27,688,860
                                                                  ============         ============

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                 1997                 1996                 1995
                                                             -----------          -----------          -----------
Net sales (Notes 7 and 10) .........................        $ 83,044,577         $ 97,403,757         $ 32,289,752

Cost of sales (Note 9) .............................          60,277,742           67,826,803           23,515,259
                                                            ------------         ------------         ------------
Gross profit .......................................          22,766,835           29,576,954            8,774,493
                                                            ------------         ------------         ------------
Operating expenses:
 Marketing, distribution and administrative expenses          20,508,294           16,230,023            5,853,330
 Lawsuit settlement (Note 8) .......................           5,535,000                   --                   --
                                                            ------------         ------------         ------------
                                                              26,043,294           16,230,023            5,853,330
                                                            ------------         ------------         ------------
Income (loss) from operations ......................          (3,276,459)          13,346,931            2,921,163
                                                            ------------         ------------         ------------
Other income (expense)
 Interest, net .....................................             667,338              711,563              (51,499)
 Other, net ........................................             182,600              (63,533)             139,189
                                                            ------------         ------------         ------------
                                                                 849,938              648,030               87,690
                                                            ------------         ------------         ------------
Income (loss) before income tax expense (benefit) ..          (2,426,521)          13,994,961            3,008,853
Income tax expense (benefit) (Note 5) ..............            (445,420)           5,289,797              764,595
                                                            ------------         ------------         ------------

Net income (loss) ..................................        $ (1,981,101)        $  8,705,164         $  2,244,258
                                                            ============         ============         ============
Basic earnings (loss) per common share .............        $       (.35)        $       1.61         $        .65
                                                            ============         ============         ============
Diluted earnings (loss) per common share ...........        $       (.35)        $       1.37         $        .51
                                                            ============         ============         ============

Weighted average common shares outstanding:
 Basic .............................................           5,621,526            5,407,957            3,437,258
                                                            ============         ============         ============
 Diluted ...........................................           5,621,526            6,344,682            4,443,532
                                                            ============         ============         ============


         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                               CUMULATIVE
                                                                               FOREIGN
                                COMMON STOCK       ADDITIONAL    RETAINED      CURRENCY        TREASURY STOCK         TOTAL
                                ------------       PAID-IN       EARNINGS      TRANSLATION     --------------         STOCKHOLDERS'
                           SHARES        AMOUNT    CAPITAL       (DEFICIT)     ADJUSTMENT    SHARES       AMOUNT      EQUITY
                           ------        ------    ------------  ------------  -----------   ------       ------      ------------
Balance, at
October 1, 1994           2,824,734  $     28,247  $  3,845,954  $ (3,226,471)  $      --         --   $         --   $    647,730

Net income                       --            --            --     2,244,258          --         --             --      2,244,258

Conversion of debt          360,000         3,600       126,900            --          --         --             --        130,500

Public offering           1,840,000        18,400     4,089,331            --          --         --             --      4,107,731

Exercise of
stock options                30,790           308        24,067            --          --         --             --         24,375

Exercise of
stock warrants                1,000            10         3,740            --          --         --             --          3,750
                        -----------  ------------  ------------  ------------   ---------  ---------   ------------   ------------
Balance, at
September 30, 1995        5,056,524        50,565     8,089,992      (982,213)         --         --             --      7,158,344

Net income                       --            --            --     8,705,164          --         --             --      8,705,164

Cash dividends
(Note 2)                         --            --            --      (111,371)         --         --             --       (111,371)

Foreign currency
translation adjustment           --            --            --            --      (4,609)        --             --         (4,609)

Exercise of stock
options                      27,454           275        36,723            --          --         --             --         36,998

Exercise of stock
warrants                    484,584         4,846     1,812,344            --          --         --             --      1,817,190
                        -----------  ------------  ------------  ------------   ---------  ---------   ------------   ------------
Balance, at
September 30, 1996        5,568,562        55,686     9,939,059     7,611,580      (4,609)        --             --     17,601,716

Net loss                         --            --            --    (1,981,101)         --         --             --     (1,981,101)

Cash dividends
(Note 2)                         --            --            --      (453,940)         --         --             --       (453,940)

Issuance of common
stock options for
services (Note 6)                --            --       105,362            --          --         --             --        105,362

Registration expenses            --            --       (43,872)           --          --         --             --        (43,872)

Foreign currency
translation adjustment           --            --            --            --      13,187         --             --         13,187

Purchase of
treasury stock (Note 2)          --            --            --            --          --     (9,000)       (73,810)       (73,810)

Exercise of
stock options               157,220         1,571       522,084            --          --         --             --        523,655

Exercise of
stock warrants               50,053           501       166,318            --          --         --             --        166,819
                        -----------  ------------  ------------  ------------   ---------  ---------   ------------   ------------
Balance, at
September 30, 1997        5,775,835  $     57,758  $ 10,688,951  $  5,176,539   $   8,578     (9,000)  $    (73,810)  $ 15,858,016
                        ===========  ============  ============  ============   =========  =========   ============   ============

          See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                      1997              1996               1995
                                                                 -------------      ------------       ------------
Cash flows from operating activities:
     Net income (loss) ....................................      $ (1,981,101)      $  8,705,164       $  2,244,258
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
          Depreciation and amortization ...................           801,039            400,368            211,469
          Bad debt expense ................................           653,458            671,198             93,744
          Deferred tax benefit ............................          (118,636)        (1,420,858)           (79,142)
          Stock options issued for services ...............           105,362                 --                 --
          Changes in assets and liabilities:
               Cash-restricted ............................          (513,195)                --                 --
               Receivables ................................        (1,756,875)          (866,498)          (171,025)
               Inventories ................................        (1,555,104)        (4,097,733)        (1,241,050)
               Refundable federal income taxes ............          (529,277)          (500,000)                --
               Prepaids and other assets ..................          (236,426)          (170,840)            30,795
               Other assets ...............................          (102,995)           (63,606)           (48,976)
               Accounts payable ...........................         1,130,829            187,395          1,847,497
               Consigned inventory deposits ...............                --                 --            (48,881)
               Deferred income ............................          (763,046)         3,545,776            245,023
               Accrued expenses and other liabilities .....         2,979,891            768,070          1,205,013
               Federal and franchise tax payable ..........          (806,784)             6,263            843,737
                                                                 ------------       ------------       ------------
Net cash provided by (used in) operating activities .......        (2,692,860)         7,164,699          5,132,462
                                                                 ------------       ------------       ------------
Cash flows from investing activities:
     Acquisition of property and equipment ................        (4,076,384)        (2,174,214)          (407,882)
     Purchase of intangible assets ........................           (51,769)          (211,660)                --
                                                                 ------------       ------------       ------------
Net cash used in investing activities .....................        (4,128,153)        (2,385,874)          (407,882)
                                                                 ------------       ------------       ------------
Cash flows from financing activities:
     Exercise of stock options ............................           523,655             36,998             24,375
     Exercise of warrants .................................           166,819          1,817,190              3,750
     Principal repayments on long-term debt ...............                --                 --           (519,500)
     Principal repayments on notes payable - bank .........                --                 --            (20,000)
     Dividends paid .......................................          (449,513)                --                 --
     Net proceeds from public offering ....................                --                 --          4,107,731
     Registration fees ....................................           (43,872)                --                 --
     Purchase of treasury stock ...........................           (73,810)                --                 --
                                                                 ------------       ------------       ------------
Net cash provided by financing activities .................           123,279          1,854,188          3,596,356
                                                                 ------------       ------------       ------------
Net increase (decrease) in cash and cash equivalents ......        (6,697,734)         6,633,013          8,320,936
Cash and cash equivalents, beginning of year ..............        15,588,504          8,960,100            639,164
Cumulative foreign currency translation adjustment ........            13,187             (4,609)                --
                                                                 ------------       ------------       ------------
Cash and cash equivalents, end of year ....................      $  8,903,957       $ 15,588,504       $  8,960,100
                                                                 ============       ============       ============
Supplemental disclosure of noncash financing activities:

     Conversion of convertible long-term debt to
      common stock ........................................      $         --       $         --       $    130,500
                                                                 ============       ============       ============
     Purchase of property and equipment under capital
      lease................................................      $    635,959       $         --       $         --
                                                                 ============       ============       ============

     Declaration of dividends .............................      $    115,798       $    111,371       $         --
                                                                 ============       ============       ============
Supplemental disclosure of cash flow information:
     Federal and state income taxes paid ..................      $    140,000       $  7,210,000       $         --
                                                                 ============       ============       ============

          See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BUSINESS

     Nutrition for Life International, Inc., ("NFLI" or the "Company"), a Texas corporation, was formed on September 15, 1993 for the purpose of being the sole survivor of a merger between Nutrition Express Corporation of Colorado, Inc. (NEC-Colorado) and Nutrition Express Corporation of Utah, Inc. (NEC-Utah) and the Company. The effect of the merger was that, instead of NEC-Colorado and NEC-Utah conducting operations through their ownership of a general partnership, Nutrition for Life International (the Partnership), these corporations were merged and the business operations have been conducted through one corporation, NFLI. The assets and liabilities of the Partnership became the assets and liabilities of the Company, and the business operations have continued as they were conducted previously.

     The Company operates as a wholesale distributor through its network marketing organization, by selling a variety of consumer products and services through independent distributors in the United States and abroad. The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company offers a product line of approximately 360 products in nine categories, including nutritional supplements, health foods, weight management items, skin care products, other consumer products, and services.

     The Company develops products that it believes will have market appeal to its distributors and their customers, and assist its distributors in building their own businesses. The Company provides product development, marketing aids, customer service and essential record keeping functions for its distributors.

     Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline." Distributors earn commissions on sales generated by the distributors in their downline as well as on the sales they generate directly. The Company's operations depend to a significant degree on the Company's ability to retain and motivate its existing distributors and to attract new distributors by continuing to offer new products and new marketing programs.

     Although the Company confines its activities to marketing and distribution, the manufacturing, packaging, labeling and advertising of the Company's products are subject to regulation by several federal agencies, as well as various agencies of the states in which the Company's products are sold. In addition, the Company's network marketing system is subject to governmental regulations generally directed at ensuring that product sales are made to consumers of the products and that advancement within the marketing organization is based on sales of products rather than investments in the organization.

     The Company has two wholly-owned subsidiaries, Nutrition For Life International (UK) Ltd. ("UK"), and Nutrition for Life International Philippines, Inc. ("Philippines") that were formed primarily to operate as wholesale distributors of the Company's products throughout the United Kingdom and the Philippines.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

RESTRICTED CASH

     In accordance with the settlement of the Federal Class Action Lawsuit (See
Note 8), the Company was required to set up a reserve fund of $1,500,000 for reimbursements to certain distributors. As of September 30, 1997, the Company made reimbursements totaling $986,805.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECEIVABLES

     Receivables at September 30, 1997, consists primarily of amounts due from the Canadian government from overpayment of goods and services taxes and to a company that supplies promotional goods and services to NFLI. All amounts are considered collectible.

INVENTORIES

     Inventories consist mainly of health and skin care products, dietary supplements, food products and household cleaning products. Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation on property and equipment are provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases, not in excess of their estimated useful lives. For income tax purposes, depreciation on fixed assets are calculated using accelerated methods.

     The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or change in circumstance indicate that the carrying amount of the assets may not be recoverable.

CAPITAL LEASE

     The Company is the lessee of computer equipment under a capital lease expiring August 2001. The asset and liability under this capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset will be amortized beginning in fiscal 1998 over the lesser of the related lease term or its estimated useful life.

INTANGIBLE ASSETS

     Intangible assets represent organizational costs and the value assigned to nutrition and homeopathic product formulations. These assets are being amortized over 2-10 years.

REVENUE RECOGNITION

     The Company sells its products directly to independent distributors. Sales are recorded when products are shipped. Net sales represent orders shipped, less estimated returns and allowances. Provisions have been made for estimated returns and allowances at the time of sale. Included in cost of sales are rebates and other commissions which are paid monthly and are calculated using specific rates based on actual sales volume.

     NFLI sells product redemption certificates to distributors who are enrolled in the Company's order assurance program. Revenues are recorded when these certificates are redeemed for product. However, if the certificates are not redeemed for product, the Company records revenues ratably over a 150 day period commencing with the ending of the expiration period of 120 days (see Note 7). Such revenues are recorded as part of the Company's net sales.

INCOME TAXES

     The Company recognizes income tax expense using the liability method of accounting for deferred income taxes. A deferred tax asset or liability is recorded based upon the tax effect of temporary differences between the tax basis of assets and liabilities and their carrying value for financial reporting purposes. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities during the year. The

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company adjusts the deferred tax asset valuation allowance based upon the anticipated future realization of the deferred tax benefits supported by demonstrated trends in the Company's operating results.

STOCK OPTIONS AND WARRANTS

     The Company has elected to continue to account for stock options issued to employees in accordance with APB No. 25. During the year ended September 30, 1997, all options issued to officers and employees were granted at an exercise price, which equaled or exceeded the market price per share at the date of grant and accordingly, no compensation was recorded.

     Effective for the year ended September 30, 1997, the Company was required to adopt the disclosure requirements of SFAS No. 123 "Accounting for Stock-based Compensation". This statement requires the Company to provide proforma information regarding net income (loss) and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in SFAS No. 123. SFAS No. 123 requires that the Company record options issued to directors of the Company as directors fees in accordance with the fair value based method. Directors fees charged to operations for the year ended September 30, 1997 were $105,362.

EARNINGS (LOSS) PER COMMON SHARE

     Subsequent to September 30, 1997 the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to stockholders by the weighted number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share.

     Earnings per share amounts as required by Statement of Financial Accounting Standards No. 128 are calculated as follows:

                                                 For the Year Ended September 30, 1997
                                             ---------------------------------------------
                                                 (Loss)            Shares        Per Share
                                              (Numerator)       (Denominator)      Amount
                                               ---------         -----------       ------
            Net income (loss)                $ (1,981,101)
                                                =========
            Basic EPS:
            Net income (loss) available
               to common stockholders          (1,981,101)        5,621,526        $(.35)
                                                                                     ===
            Effect of dilutive warrants
               and options                           -                 -  *
                                                ---------         ---------
            Diluted EPS:
            Net income (loss) available
               to common stockholders
               + assumed conversions         $ (1,981,101)        5,621,526        $(.35)
                                                =========         =========          ===

*Warrants and options totalling 616,952 are not incorporated in calculating Diluted EPS as the effect is anti-dilutive.

                                                 For the Year Ended September 30, 1996
                                             ---------------------------------------------
                                                 Income            Shares        Per Share
                                              (Numerator)       (Denominator)      Amount
                                               ---------         -----------     ---------
            Net income                       $  8,705,164
                                                =========
            Basic EPS:
            Net income available
               to common stockholders        $  8,705,164        5,407,957        $ 1.61
                                                                                    ====
            Effect of dilutive warrants
               and options                           -             936,725
                                                ---------        ---------
            Diluted EPS:
            Net income available
               to common stockholders
               + assumed conversions         $  8,705,164        6,344,682        $ 1.37
                                                =========        =========          ====


                                                 For the Year Ended September 30, 1995
                                             ---------------------------------------------
                                                Income             Shares        Per Share
                                              (Numerator)       (Denominator)      Amount
                                               ---------         -----------     ---------
            Net income                       $  2,244,258
                                                =========
            Basic EPS:
            Net income available
               to common stockholders        $  2,244,258        3,437,258        $ .65
                                                                                    ===
            Effect of dilutive warrants
               and options                           -           1,006,274
                                                ---------        ---------
            Diluted EPS:
            Net income available
               to common stockholders
               + assumed conversions         $  2,244,258        4,443,532        $ .51
                                                =========        =========          ===

     As certain debt was retired with the proceeds of the Company's public offering (see Note 2) and certain debt was converted in connection with the offering, supplementary earnings per share information is presented herein. Supplementary earnings per share for 1995 is $0.59. Such amount is calculated by increasing net income by the amount of interest expense related to the debt, net of tax, and increasing the weighted average shares outstanding by the number of shares issued on the conversion (278,137 weighted average shares) and the number of shares whose proceeds from the offering would be required to retire the debt (149,346 weighted average shares).

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in short-term, interest bearing deposits with original maturities of three months or less.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable and capital lease obligations. The fair market value of accounts receivable and accounts payable approximates their carrying values because their maturities are generally less than one year. The carrying value of the capital lease obligation approximates market value because the Company's incremental borrowing rate at the inception of the lease was used.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     At September 30, 1997, the Company's cash in financial institutions exceeded the federally insured deposit limit by approximately $4,675,000.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") effective for periods ending after December 15, 1997, establishes standards for disclosing information about an entity's capital structure. SFAS 129 requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participating rights) including dividend and liquidations preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of SFAS 129 will have no effect on the Company as it currently discloses the information specified.

     In June 1997, the Financial Accounting Standards Board issued two new reporting and disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

     SFAS 130, "Reporting Comprehensive Income" , established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS 131, "Disclosure about Segments of a Business Enterprise", establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management is unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

RECLASSIFICATIONS

     Certain reclassifications were made to the 1996 accounts to conform to the 1997 financial statement presentation. These reclassifications had no impact on net income as previously recorded.

NOTE 2 - COMMON STOCK

     On May 10, 1995, the Company's Board of Directors authorized a three-for-five stock split, which the Company's shareholders approved on June 30, 1995. In addition, par value was adjusted from $.001 per share to $.01 per share. On November 6, 1995, the Company's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend for shareholders of record on December 8, 1995. Stockholders' equity has been restated to give retroactive recognition to the stock split in prior periods by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, all share, per share and stock option data have been restated to reflect these splits, including the public offering of securities discussed below.

     On July 10, 1995, the Company completed the issuance of an additional 1,840,000 shares of common stock, after giving effect to the stock splits noted above, and 920,000 warrants (Note 6) through a public offering at prices of $2.6875 and $0.125, respectively, resulting in net proceeds (after deducting issuance costs) of $4,107,731. In connection with the offering, the holder of the convertible long-term debt converted $130,500 of debt from one of the convertible notes into 360,000 shares of the Company's common stock. The remaining principal balance of the notes were repaid from the proceeds of the offering.

     On September 16, 1996 the Company's Board of Directors authorized a stock repurchase program, whereby the Company had the discretion to purchase up to 200,000 shares of its common stock. During the year ended September 30, 1997, the Company purchased 9,000 shares of common stock for $73,810. The repurchase program terminated on June 30, 1997.

     On September 30, 1996 the Board of Directors of NFLI declared a cash dividend of $.02 per share of common stock outstanding. The cash dividends of $111,371 were paid on October 15, 1996.

     On December 31, 1996, March 3, 1997, June 13, 1997 and September 30, 1997, the board of directors of NFLI declared cash dividends, totaling $453,940, or $.02 per share of common stock outstanding. Of such dividends, $338,142 was paid during the year ended September 30, 1997 and $115,798 was paid during October 1997.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment and their estimated useful lives are summarized as follows:

                                                                 SEPTEMBER 30,
                                                           -------------------------
                                                    LIVES     1997           1996
                                                    -----  ----------     ----------
     Equipment....................................      7  $4,364,327     $2,398,666
     Computer software............................     10   1,577,004             --
     Leasehold improvements.......................      5   1,045,058        700,417
     Furniture and fixtures.......................   5-10     612,498        585,056
     Automobiles..................................      5      93,905             --
     Equipment held under capital lease (Note 4)..      4     635,959             --
                                                           ----------     ----------
                                                            8,328,751      3,684,139
     Less:  Accumulated depreciation
              and amortization....................          1,794,709      1,190,380
                                                           ----------     ----------
                                                           $6,534,042     $2,493,759
                                                           ==========     ==========

NOTE 4 - CAPITAL LEASE OBLIGATION

     Minimum future lease payments under capital leases as of September 30, 1997 for each of the next four years and in the aggregate are:

     Year ended September 30:                           Amount
     -----------------------                         ---------
     1998                                            $ 181,704
     1999                                              181,704
     2000                                              181,704
     2001                                              181,704
                                                     ---------
     Total minimum lease payments                      726,816

     Less:  Amount representing interest                90,857
                                                     ---------
     Present value of net minimum lease payments     $ 635,959
                                                     =========
     Current portion of capital lease obligation     $ 157,739
     Long-term portion of capital lease obligation     478,220
                                                     ---------
                                                     $ 635,959
                                                     =========

An interest rate of 7.21% on the capital lease was imputed based on the Company's incremental borrowing rate at the inception of the lease.

NOTE 5 - INCOME TAXES

     Deferred income taxes are determined based on the temporary differences between the financial statement and income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The (benefit) provision for income taxes (benefit) for the years ended September 30, 1997, 1996 and 1995 consisted of the following:

                                                              1997          1996      1995
                                                          ---------   -----------  --------
     Federal tax (benefit) - current                      $(370,000)  $ 5,860,655  $659,015
     Federal tax - deferred benefit, net..                 (118,636)   (1,420,858)  (79,142)
     State tax............................                   43,216       850,000   184,722
                                                          ---------   -----------  --------
                                                          $(445,420)  $ 5,289,797  $764,595
                                                          =========   ===========  ========

     The following reconciles federal income taxes (benefit) computed at the statutory rate with income taxes as reported for the years ended September 30:

                                                           1997        1996         1995
                                                        ---------   ----------   ----------
     Expected income tax benefit expense at 34%.......  $(825,017)  $4,758,287   $1,023,010
     Graduated tax rate effect........................         --      140,000           --
     State taxes, net of federal benefit..............     28,523      560,155      121,916
     Loss from foreign subsidiaries...................    380,000           --           --
     Nondeductible amortization of intangible assets..         --       30,694       30,694
     Utilization of loss carryforwards................         --     (150,335)    (422,701)
     Other items, net.................................    (28,926)     (49,004)      11,676
                                                        ---------   ----------   ----------
        Income tax expense (benefit)..................  $(445,420)  $5,289,797   $  764,595
                                                        =========   ==========   ==========

     Current deferred tax assets at September 30, 1997 and 1996 were as follows:
                                                                       1997         1996
                                                                    ----------   ----------
     Deferred income recognized for tax purposes............        $1,023,325   $1,341,000
     Class action lawsuit accrual...........................           463,512           --
     Additional capitalized inventory costs.................           348,332      162,000
     Loss carryforwards.....................................            45,000       45,000
     Allowance for doubtful accounts........................                --       13,000
     Other..................................................             8,273           --
                                                                    ----------   ----------
                                                                     1,888,442    1,561,000
     Less valuation allowance...............................        --           --
                                                                    ----------   ----------
        Current deferred tax assets.........................        $1,888,442   $1,561,000
                                                                    ==========   ==========

     Non-current deferred tax liability at September 30, 1997 and 1996 were as follows:
                                                                       1997         1996
                                                                    ----------   ----------
        Differences between financial reporting and tax             $ (282,000)  $  (61,000)
depreciation                                                        ==========   ==========

     For the year ended September 30, 1997, the Company had a taxable net operating loss of approximately $1,100,000. This net operating loss will be carried back to offset taxable income generated during the year ended September 30, 1996. The Company estimates that it will receive a $370,000 income tax refund. In addition, the Company has recorded a federal income tax receivable of $659,277 from an overpayment of 1996 taxes and estimated tax payments made during 1997.

     The Company has approximately $130,000 of net operating loss available to carryforward subject to limitations imposed by Section 382 of the Internal Revenue Code expiring through 2008.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     It is management's opinion, based on past operating results and expected future operating results, that it will be more likely than not that the Company will utilize its entire net operating loss carryforward before expiration.

NOTE 6 - STOCK OPTIONS AND WARRANTS

1993 Plan

     In planning the Merger, NEC-Utah and NEC-Colorado determined that a stock option plan to provide incentives for employees and consultants of NFLI would provide incentives for employees and consultants of NFLI who promote the interests of NFLI and its stockholders. The Board of Directors of NFLI approved the 1993 Stock Option Plan (the 1993 Plan) in connection with the approval of the Merger. Pursuant to the 1993 Plan, the Board of Directors of NFLI reserved a total of 282,000 shares of its common stock for the grant of options to purchase the Company's common stock. Generally, one-third of the shares underlying the options become exercisable in cumulative installments of 12 months, 24 months and 36 months after the date of grant. Options terminate 5 years after the date of grant, except that if an employee leaves the Company, the options will terminate 30 days thereafter. The issuance of options is at the discretion of the Company's Board of Directors.

1995 Discretionary

     The Board of Directors of NFLI approved the 1995 Stock Option Plan (the 1995 Plan) in March 1995. Pursuant to the 1995 Plan, as amended in June 1996, the Board of Directors of NFLI reserved a total of 640,000 shares of common stock for the grant of options to purchase the Company's stock. The terms of the options are similar to those of the 1993 Plan. As of September 30, 1997, no options have been exercised.

1995 - Non-discretionary

     In November 1995, the Board of Directors of NFLI adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan"). The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's common stock to each eligible director on the date of adoption of the Non Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1, of each year (commencing in 1996), options to purchase an additional 5,000 shares of common stock will be granted to each eligible director. The exercise price of the options is the fair value of the common stock at the date the options are granted. The options expire in five years and are exercisable in full at the date of grant.

Options and warrants issued in public offering

     In connection with the Public offering (see Note 2), the Company issued 920,000 stock warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $3.75 during a three year period ending on July 10, 1998. The Company has the right to call all of the warrants for redemption on 30 day written notice at a redemption price of $.05 per warrant, subject to certain defined criteria. In addition, the Company issued warrants to underwriters to purchase 80,000 shares of the Company's common stock at $3.75 and options to purchase 160,000 of the Company's common stock at $3.23.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997, as follows:

   Assumption
   ----------

   Dividend Yield             1%
   Risk Free Interest Rate    5.7%
   Expected Life              5-10 years
   Expected Volatility        67%

     Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123 for stock options issued to employees, net income (loss) and earnings (loss) per share for years ended September 30, 1997 and 1996 would have been reduced as follows:

                                                                       1997            1996
                                                                   ------------    -----------
          Net Income (Loss):
          ----------------
             As reported                                           $ (1,981,101)   $ 8,705,164
                                                                   ============    ===========
             Pro Forma                                             $ (2,457,533)   $ 8,657,534
                                                                   ============    ===========

          Primary and fully diluted earnings (loss) per share:
          ---------------------------------------------------
             As reported                                           $       (.32)   $      1.36
                                                                   ============    ===========
             Pro forma                                             $       (.39)   $      1.35
                                                                   ============    ===========

The following is a summary of the status of option plans during the years ended September 30:

Year ended September 30, 1997
-----------------------------

                                   1993 Plan             1995 Discretionary      1995 Non-discretionary    Public Offering Options
                            -----------------------    ----------------------    ----------------------    -----------------------
                                           Weighted                  Weighted                  Weighted                   Weighted
                            Number         Average     Number        Average     Number        Average     Number         Average
                            of             Exercise    of            Exercise    of            Exercise    of             Exercise
                            Shares         Price       Shares        Price       Shares        Price       Shares         Price
                            --------       --------    --------      --------    --------      --------    --------       --------
Outstanding at
   September 30, 1996        148,800       $   1.67     177,000      $   3.96      15,000      $  19.75     160,000       $   3.23
Granted                        5,000          10.38     246,850         12.36      15,000         12.38          --             --
Exercised                     (7,200)          1.67          --            --          --            --    (150,020)          3.23
                            --------       --------    --------      --------    --------      --------    --------       --------
Outstanding at
   September 30, 1997        146,600       $   1.96     423,850      $   8.85      30,000      $  16.07       9,980       $   3.23
                            ========       ========    ========      ========    ========      ========    ========       ========
Options exercisable at
   September 30, 1997        141,600       $   1.67     109,666      $   3.18      30,000      $  16.07       9,980       $   3.23
                            ========       ========    ========      ========    ========      ========    ========       ========
Weighted average fair
   value of options
   granted during 1997                     $   7.25                  $   9.03                  $   7.02                   $     --
                                           ========                  ========                  ========                   ========

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Year ended September 30, 1996
-----------------------------

                                   1993 Plan             1995 Discretionary      1995 Non-discretionary    Public Offering Options
                            -----------------------    ----------------------    ----------------------    -----------------------
                                           Weighted                  Weighted                  Weighted                   Weighted
                            Number         Average     Number        Average     Number        Average     Number         Average
                            of             Exercise    of            Exercise    of            Exercise    of             Exercise
                            Shares         Price       Shares        Price       Shares        Price       Shares         Price
                            --------       --------    --------      --------    --------      --------    --------       --------
Outstanding at
   October 1, 1995           179,854       $   1.63     152,000      $   2.27          --      $     --     160,000       $   3.23
Granted                           --             --      25,000         14.25      15,000         19.75          --             --
Exercised                    (27,454)          1.42          --            --          --            --          --             --
Forfeited                     (3,600)          1.67          --            --          --            --          --             --
                            --------       --------    --------      --------    --------      --------    --------       --------
Outstanding at
   September 30, 1996        148,800       $   1.67     177,000      $   3.96      15,000      $  19.75     160,000       $   3.23
                            ========       ========    ========      ========    ========      ========    ========       ========
Options and warrants
   exercisable at
   September 30, 1996        102,533       $   1.67      59,000      $   3.96      15,000      $  19.75     160,000       $   3.23
                            ========       ========    ========      ========    ========      ========    ========       ========
Weighted average fair
   value of options
   granted during 1996                     $     --                  $   8.66                  $  11.21                   $     --
                                           ========                  ========                  ========                   ========

The following is a summary of the status of stock warrants issued in connection with the public offering for the years ended September 30, 1997 and 1996:

                                    1997                    1996
                          -----------------------   -----------------------
                                         Weighted                  Weighted
                          Number         Average    Number         Average
                          of             Exercise   of             Exercise
                          Shares         Price      Shares         Price
                          --------       --------   --------       --------
Outstanding at
   beginning of year       514,416       $   3.75    999,000       $   3.75
Exercised                  (50,053)          3.75   (484,584)          3.75
                          --------       --------   --------       --------
Outstanding at the
   end of year             464,363       $   3.75    514,416       $   3.75
                          ========       ========   ========       ========
Warrants exercisable
   at end of year          464,363       $   3.75         --       $     --
                          ========       ========   ========       ========

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the status of the option and warrants outstanding at September 30, 1997:

                                                            Exercisable
                             Outstanding Options              Options
                        -------------------------------  -----------------
                                  Weighted
                                  Average      Weighted           Weighted
                                  Remaining    Average            Average
      Exercise                    Contractual  Exercise           Exercise
   Price    Range       Number    Life         Price     Number   Price
   --------------       --------  -----------  --------  -------  --------
    $1.40 - $1.88        192,600      2 years    $ 1.72  175,600    $ 1.71
    $2.25 - $2.69        101,000      2 years    $ 2.47   67,333    $ 2.47
    $3.23 - $3.75        474,343       1 year    $ 3.74  474,343    $ 3.74
        $10.38            60,000     10 years    $10.38        -         -
   $11.50 - 12.38         40,000     10 years    $12.16   30,000    $12.38
        $13.00           181,850     10 years    $13.00        -         -
        $14.25            25,000      9 years    $14.25    8,333    $14.25
                       ---------                         -------
                       1,074,793                         755,609
                       =========                         =======

NOTE 7 - DEFERRED INCOME

     NFLI distributors earn monthly commissions based on their achieving a pre-determined monthly minimum sales volume. To assist distributors in meeting their monthly minimum sales volume, the Company has developed an Order Assurance Program (OAP), which allows a distributor to purchase a product redemption certificate, subject to certain restrictions, for the difference between the distributor's actual monthly order and the predetermined monthly minimum sales goal. The purchase of such a certificate by a distributor qualifies the distributor to receive a commission in a given month even though actual product purchases were below the required level. The Company recognizes revenues on these certificates when they are redeemed for product or on a ratable basis over a 150 day period after the expiration of the certificate. The Company recognized revenues from the redemption of certificates of $14,400,000, $7,647,000 and $1,090,000 for the years ended September 30, 1997, 1996 and 1995. The Company recognized revenue from unredeemed expired certificates of $7,028,000, $3,025,000 and $876,000 for the years ended September 30, 1997, 1996 and 1995.
At September 30, 1997 and 1996 the Company had a liability for unredeemed certificates, net of applicable commissions, of $3,130,524 and $3,893,570 which is included as deferred income in the accompanying consolidated balance sheets.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

     The Company has noncancelable operating leases, primarily for office, warehouse space and equipment. Rental expense under operating leases for the years ended September 30, 1997, 1996 and 1995 amounted to approximately $670,000, $365,000 and $161,000, respectively.

     Future minimum rental payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year are as follows:

         YEAR ENDED SEPTEMBER 30,     AMOUNT
         1998......................   $   781,845
         1999......................       737,809
         2000......................       709,163
         2001......................       517,461
         2002......................       144,299
         2003 and thereafter.......     1,101,510
                                      -----------
                                      $ 3,992,087
                                      ===========

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Government Regulations

     The Company's activities are subject to regulations by various federal and state agencies, including the Food and Drug Administration (the "FDA"). The Company believes that they are in compliance with all federal and state regulations. However, the Company cannot predict whether new legislation regulating its activities will be enacted, which could have a material adverse effect on the Company.

Employment Agreements

     During 1995, the Company entered into employment agreements with the chief executive officer and executive vice president of the Company which expired September 30, 1996. In addition to their annual salary during the year ended September 31, 1996, both individuals were entitled to 5% of the first $2,000,000 of pre-tax income, 4% of the next $500,000 of pre-tax income and 3% of pre-tax income over $2,500,000. In addition, certain key individuals are to receive bonuses in total ranging between 2% and 4% of pre-tax income over $2,000,000. Effective October 1, 1996, the Company entered into new employment agreements with the chief executive officer and the executive vice-president through September 30, 1999. Under the new agreements, both individuals will receive their annual salary, plus 5% of pre-tax income from $3,000,000 to $5,000,000, 4% of the next $5,000,000 of pretax income, and 3% of the next $10,000,000 of pretax income. The Company incurred expenses of $1,554,996 and $334,317 relating to these employment agreements for the years ended September 31, 1996 and 1995. No bonuses were paid to these individuals for the year ended September 31, 1997, as the Company did not achieve pretax income.

Distributor Agreement

     Effective October 24, 1997, the Company entered into an eight year agreement with a significant distributor. The distributor is required to exclusively market the Company's products in exchange for a percentage, as defined in the agreement of gross revenues.

Legal Proceedings

     During April 1996, the Attorney General of the State of Illinois filed suit against a significant distributor of NFLI concerning the distributors' practices in the sale of products and in the recruiting of other distributors. On July 16, 1996, NFLI entered into an "Assurance of Voluntary Compliance" (AVC) with the state of Illinois in order to assure that NFLI and its distributors' policies and practices conform to Illinois law and fairly protect the interests of consumers. In accordance with the agreement as it relates to the OAP program, among other things, NFLI has agreed to enforce the following policies and practices; (1) distributors may not make purchases or receive certificates merely to earn bonuses; (2) NFLI will continue to encourage distributors to redeem their certificates for products; (3) the Company's OAP shall remain a wholly optional program; (4) a distributor shall not receive additional certificates if the distributor has four unredeemed certificates or the distributor has unredeemed certificates totalling six times the distributor's designated OAP amount, unless the distributor is accumulating certificates for a big ticket item; and (5) upon cancellation of a distributorship, unexpired certificates and products purchased with certificates will be treated as any other product for refund purposes. The Company has implemented procedures to ensure compliance with the policies and practices described above. The Company has entered into similar agreements with several other states.

     During August 1996, an action was brought against the Company in the United States District Court (the "Federal Action") for damages relating to an alleged illegal pyramid scheme by; (1) NFLI distributors who enrolled in the "Instant Executive Program" or the "Instant Executive Pack" and allegedly incurred net economic loss; and (2) all individuals who purchased common stock and warrants during the period ended July 11, 1995 through July 16, 1996.

     In addition during August 1996, a suit was also filed against the Company and the same defendants named in the Federal Action in the District Court of Harris County, Texas (the "State Action"). The State

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Action was brought as a class action on behalf of persons who purchased Common Stock and Warrants of the Company during the period from July 11, 1995 through July 16, 1996.

     The principal allegations of the complaint in the State Action are that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and that the Company failed to disclose that its outstanding financial results were directly attributable to the questioned aspects of its marketing practices and failed to adequately disclose a certain distributor's past. The state action was dismissed in November 1997.

     During August 1997 and September 1997, the Federal Action was settled out of court in two separate settlement agreements for (1) the "distributor" class for all distributors who claimed economic loss, and (2) the "stockholder" class for all individuals who purchased common stock and warrants of the Company from July 11, 1995 through July 16, 1996. The settlements provided the following terms and conditions:

     (A) As part of the distributor settlement, the Company was required to set aside $1,500,000 in a reserve fund to pay any individuals who became instant executives from April 1995 to January 1996. The Company would reimburse these individuals for any unused perishable product which the distributor returns prior to January 2, 1998 in unused condition.

     (B) In addition, as part of the distributor settlement, the Company was required to ship product, with a retail value of $3,900,000 of the Company's choice to distributors who became instant executives during the period from April 1995 through April 1996 and had expired, unredeemed order assurance certificates. The Company estimates that the Company's cost associated with these products to be approximately $534,000.

     (C) As part of the stockholders agreement, the Company agreed to pay $2,000,000 in cash to individuals who purchased common stock and warrants from July 11, 1995 through July 16, 1996.

     (D) In addition, the Company agreed to pay the plaintiffs attorney fees up to $600,000 and $300,000 of the stockholder class and distributor class, respectively.

     The total estimated settlement, including Company legal and administrative fees for the Federal Lawsuit was $5,535,000 which is reflected in operating expenses in the accompanying statement of operations for the year ended September 30, 1997. Of such amount, $1,332,314 remained unpaid as of September 30, 1997.

     The Securities and Exchange Commission (SEC) had initiated an investigation into possible violations by NFLI of the federal securities laws pursuant to a formal order of investigation. On December 4, 1996, the SEC terminated its investigation, resulting in no enforcement action against the Company.

     On or about March 1, 1991, a lawsuit was filed in the Superior Court of California, Los Angeles County, by James M. Jordan, former President of NEC-Utah, against the Partnership and its general partners. A counterclaim against Mr. Jordan was made by the Partnership. The court found in favor of the Partnership on all counts and awarded damages and costs of $541,291 (the Judgment). The Judgment was affirmed October 21, 1994 by the Court of Appeal of the State of California, Second Appellate District, Division Three.

     In 1993, the Partnership collected NEC-Utah common stock valued at $114,458 ($.03 per share) from Mr. Jordan. Upon combination of the entities in the Merger, this stock was retired and the recognition of the $114,458 was reversed as these shares were effectively treasury shares of NFLI. In September 1995, the Company collected $160,680 from the sale of Mr. Jordan's house which is recorded as other income in the accompanying financial statements. On October 4, 1995, the Bankruptcy Court for the Central District of

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


California declared Mr. Jordan's debt to the Company non-dischargeable. Mr. Jordan did not file a notice of appeal. The Company has only received partial collection on the Judgment and due to Mr. Jordan's financial circumstances, it is presently unknown whether additional amounts will be collected and, therefore, no additional amounts have been recorded in the accompanying financial statements.

Cruise

      On February 11, 1997, the Board of Directors approved the rights of certain distributors to participate in a cruise during February 1998. In connection with this cruise, the Company will be conducting seminars for the education and development of its distributors. The $1.2 million estimated and accrued cost of the cruise is included in operating expenses. Of such amount, $1,195,150 remained unpaid as of September 30, 1997.

      In connection with the cruise, the Company obtained letters of credit from a financial institution to cover the cost of the cruise, expiring February 20, 1998. At September 30, 1997, the Company had $737,830 in letters of credit outstanding.

Product Liability

      The Company does not engage in the manufacturing of any of the products it markets and distributes; however, the Company could be exposed to product liability claims. The Company has not had any such claims to date. Although the Company maintains product liability insurance which it believes to be adequate for its needs, there can be no assurance that the Company will not be subject to claims in the future or that its insurance coverage will be adequate.

NOTE 9 - RELATED PARTY TRANSACTIONS

      The Company purchases a significant portion of their inventory from one vendor. Until October 1997, a director of the Company was the president or consultant of the vendor, and until June 1995, the vendor was owned by a major stockholder of the Company. The items purchased are readily available from other vendors. During the years ended September 30, 1997, 1996 and 1995, the Company purchased $4,190,000, $5,234,000 and $2,258,000 of goods, respectively, from this vendor.

NOTE 10 - FOREIGN SALES

      For the years ended September 30, 1997, 1996, and 1995 the Company's net sales from foreign operations were $10,060,000, $7,982,000 and 6,482,000, respectively, including sales to customers in Canada totaling $6,795,000, $6,422,000 and $4,157,000, respectively. The gross profit percentages on all foreign sales are consistent with the overall gross profit percentages, however exchange rate fluctuations could have a future impact on the Company's gross profit margins.

  No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Amended Prospectus and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Amended Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Amended Prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of this Amended Prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Prospectus Summary......................................................... 1
Risk Factors  ............................................................. 4
The Company ...............................................................11
Use of Proceeds ...........................................................11
Dilution ..................................................................11
Dividend Policy ...........................................................12
Price Range of Securities .................................................12
Selected Financial Data....................................................13
Selected Quarterly Financial Information ..................................14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...............................................................15
Business...................................................................23
Legal Proceedings .........................................................37
Management.................................................................38
Principal Shareholders.....................................................45
Certain Transactions ......................................................47
Description of Securities .................................................48
Legal Matters .............................................................50
Experts ...................................................................50
Index to Financial Statements ........................................... F-1



                        399,887 Shares of Common Stock




                              NUTRITION FOR LIFE
                              INTERNATIONAL, INC.









                                    ------


                                  PROSPECTUS


                                    ------








                                 June __, 1998

                                    PART II

                      INFORMATION REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

         The estimated expenses of the offering described in this Registration Statement are as follows:

             Registration Fee....................................................$    *
             NASD Filing Fee.....................................................     *
             Printing Expenses...................................................   8,000
             Accounting Fees and Expenses.......................................   16,000
             Legal Fees and Expenses.............................................  16,000
             Blue Sky Fees and Expenses..........................................   4,000
             Registrar and Transfer Agent........................................   3,000
             Miscellaneous.......................................................   3,000
                                                                                    -----
                                                Total:                           $ 50,000
                                                                                 ========

----------------
* These fees were paid in connection with the initial filing of the Registration Statement.

Item 14. Indemnification of Directors and Officers
         -----------------------------------------

         Section 2.02-1 of the Texas Business Corporation Act authorizes the indemnification of directors and officers under certain conditions that may include the possibility of indemnification against liabilities that may be incurred under the Securities Act of 1933, as amended.

         It is provided in Article SIXTEENTH of the Articles of Incorporation of Nutrition For Life International, Inc. that:

         SIXTEENTH: The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of any other corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them, in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of the corporation, or for such other corporation, except in relation to matters to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of shareholders, or otherwise.

         The general effect of the foregoing provisions of Nutrition For Life International, Inc.'s Articles of Incorporation is to provide for mandatory indemnification of Nutrition For Life International, Inc.'s directors, officers and employees against liabilities arising from the situations described above to the full extent permitted by the common law, the Texas Business Corporation Act, and any other statutory provisions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

         During the past three years, the Registrant has not sold any securities which were not registered under the Securities Act of 1933 as amended (the "Act") except that: (i) options to purchase 30,790 shares were exercised in March 1995 by a Director of the Registrant; and (ii) Shermfin Corp., received 360,000 shares of the Registrant's Common Stock in connection with the conversion of $130,500 principal amount of convertible notes in July 1995.

         With respect to the issuances of shares described above, Registrant has relied and intends to rely on, Section 4(2) of the Act as an exemption from the registration requirements of Section 5 of the Act. Both the optionee and noteholder were shareholders and directors of the Registrant at the time of acquisition of the above described shares and are sophisticated investors with prior business relationships with the Registrant. Appropriate representations of investment intent were received in connection with the share issuances, the certificates evidencing the shares have been imprinted with the standard restricted legend, and stop transfer instructions have been provided to the transfer agent of the Registrant.

Item 16. Exhibits and Financial Statement Schedules

         (a)      Exhibits

         Exhibit 2.1           Agreement and Plan of Reorganization, filed as a Exhibit to the Registration Statement on Form S-4
                               (file no. 33-70312), which Exhibit is incorporated herein by this reference.

         Exhibit 3.1           Articles of Incorporation, as amended*

         Exhibit 3.2           Bylaws, filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which
                               Exhibit is incorporated herein by this reference.

         Exhibit 4.1           Specimen Certificate of Nutrition for Life International, Inc.'s Common Stock*

         Exhibit 4.2           Specimen Warrant*

         Exhibit 4.3           Warrant Agreement with Corporate Stock Transfer, Inc.*

         Exhibit 5             Opinion of Bearman Talesnick & Clowdus Professional Corporation relating to the Nutrition for Life
                               International, Inc. Common Stock and Warrants that are the subject of this Registration Statement*

         Exhibit 10.1          1993 Stock Option Plan, filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-
                               70312), which Exhibit is incorporated herein by this reference*

         Exhibit 10.2          1995 Stock Option Plan*

         Exhibit 10.3          Second Amended and Restated Convertible Debenture in the principal amount of $275,000, dated June 29,
                               1992 made by Nutrition Express Corporation of Utah, Inc. in favor of Shermfin Corp., filed as an
                               Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

         Exhibit 10.4          Agreement, dated August 12, 1991 between Nutrition Express Corporation of Colorado, Inc. and Shermfin
                               Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which
                               Exhibit is incorporated herein by this reference.

         Exhibit 10.5          Agreement, dated August 12, 1991 between Nutrition Express Corporation of Utah, Inc. and Shermfin
                               Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which
                               Exhibit is incorporated herein by this reference.

         Exhibit 10.6          Convertible Promissory Note, dated October 12, 1989, the principal amount of $250,000 made by
                               Nutrition Express Corporation of Colorado, Inc. in favor of Shermfin Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

         Exhibit 10.7          Employment Agreement dated May 10, 1995, between Nutrition For Life International, Inc. and David P.
                               Bertrand*

         Exhibit 10.8          Employment Agreement dated May 10, 1995, between Nutrition For Life International, Inc. and Jana
                               Mitcham*

         Exhibit 10.9          Consulting Agreement, dated February 22, 1995, between Nutrition For Life International, Inc. and
                               Cohig & Associates, Inc.*

         Exhibit 10.10         Form of Consulting Agreement with Cohig & Associates, Inc.*

         Exhibit 10.11         Agreement, dated March 3, 1995, between Nutrition For Life International, Inc. and Shermfin Corp.*

         Exhibit 10.13         Agreement, dated July 15, 1994 between Nutrition For Life International, Inc. and Dr. David Santiago
                               (N.F.P. Group, Inc.), as amended by letter dated June 2, 1995*

         Exhibit 10.14         Warrant Agreement, dated October 15, 1995 with Kevin Trudeau, filed as an Exhibit to the Report on
                               Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

         Exhibit 10.15         Lease Agreements for office and warehouse facilities with non-affiliates, filed as an Exhibit to the
                               Report on Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

         Exhibit 10.16         1995 Non-Discretionary Stock Option Plan, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

         Exhibit 10.17         Assurance of Voluntary Compliance for the State of Illinois, dated July 16, 1996, filed on July 31,
                               1996 as an Exhibit to the Report on Form 8-K, which Exhibit is incorporated herein by this reference.


         Exhibit 10.18         Administrative and Consulting Services Agreement, dated July 29, 1996, between Distributor Services,
                               L.L.C. and Nutrition For Life International, Inc.*

         Exhibit 10.19         Form of Distributor Agreements of Nutrition For Life International, Inc.*

         Exhibit 10.20         Employment Agreement, effective October 1, 1996, between Nutrition For Life International, Inc. and
                               David P. Bertrand, filed as an Exhibit to the Report on Form 10-K for the fiscal year ended September
                               30, 1996, which Exhibit is incorporated herein by this reference.

         Exhibit 10.21         Employment Agreement, effective October 1, 1996, between Nutrition For Life International, Inc. and
                               Jana Mitcham, filed as an Exhibit to the Report on Form 10-K for the fiscal year ended September 30,
                               1996, which Exhibit is incorporated herein by this reference.

         Exhibit 10.22         Agreement, effective October 24, 1997, among K.T. Corp., Kevin Trudeau and Nutrition For Life
                               International, Inc. filed as an Exhibit to the Report on Form 10-K for the year ended September 30,
                               1997 of the Registrant, which Exhibit is incorporated by this reference.

         Exhibit 10.23         Consulting Agreement, dated March 1998, between Nutrition for Life International, Inc. and Piedmont
                               Consulting, Inc.

         Exhibit 21            Subsidiaries, filed as an Exhibit to the Report on Form 10-K for the fiscal year ended September 30,
                               1997 of the Registrant, which Exhibit is incorporated herein by this reference.

         Exhibit 23.1          Consent of KPMG Peat Marwick LLP, Certified Public Accountants

         Exhibit 23.2          Consent of Bearman Talesnick & Clowdus Professional Corporation

         Exhibit 23.3          Consent of BDO Seidman, LLP, Certified Public Accountants

                             ---------------------------------------------

         * These exhibits were previously filed as exhibits to this Registration Statement (File No. 33-92274).

         (b)               Financial Statement Schedules.

                           Not Applicable.

Item 17. Undertakings.
         ------------

              1.       The undersigned Registrant hereby undertakes:

                       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                             (i)     To include any prospectus required by
                             Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                       (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3.       The undersigned Registrant hereby undertakes that:

              (1) For determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf in the City of Houston, State of Texas, on June 22, 1998.

                                NUTRITION FOR LIFE INTERNATIONAL, INC., a Texas Corporation


                                By:  /s/ David P. Bertrand
                                     ------------------------------------------
                                     David P. Bertrand, President


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Power of Attorney filed on May 19, 1995 with the Registration Statement of this Registrant on Form SB-2 and the Power of Attorney filed on November 12, 1996 with the Post-Effective Amendment No. 1, which are hereby incorporated by reference, this Registration Statement has been signed on the above date by David P. Bertrand as attorney-in-fact for the following officers and directors of the Registrant.


David P. Bertrand              President, Chief Executive Officer, Director and
                               Chairman of the Board of Directors

Jana Mitcham                   Executive Vice President, Secretary and Director

John R. Brown, Jr.             Vice President - Finance, Treasurer and Assistant
                               Secretary

F. Wayne Ballenger             Director

M.F. Florence                  Director

Richard S. Kashenberg          Director

Gregory Pusey                  Director


                               /s/ David P. Bertrand
                               ---------------------------------------
                               David P. Bertrand, Attorney-In-Fact

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officer of the Registrant by virtue of his signature to this Registration Statement appearing below hereby constitutes and appoints David P. Bertrand and Jana Mitcham, and each of them, with full power of substitution, as attorney-in-fact, in his name place and stead to execute any and all amendments to this Registration Statement in the capacity set forth opposite their names and hereby ratifies that said attorneys-in-fact may do by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacity indicated on the date set forth opposite his signature.


Dated:  June 22, 1998                        /s/ David O. Rodrigue
                                     -------------------------------------------
                                     David O. Rodrigue, Vice-President and
                                     Chief Financial Officer

                                      II-7